                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):

                                 April 12, 2000
                                  ------------

                             ACCESSPOINT CORPORATION
                     --------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                             J.S.J. CAPITAL III, INC
                     --------------------------------------
                     (Prior Name of Corporation Pre-Merger)



           Nevada                      000-29217               84-1522581
(State or Other Jurisdiction   (Commission File Number)   (I.R.S. Employer
of Incorporation Pre-Merger)                              Identification Number
                                                               Pre-Merger)





            Nevada                                     33-0679477
(State or Other Jurisdiction of         (I.R.S. Employer Identification Number
   Incorporation Post-Merger)                         Post-Merger)


                                38 Executive Park
                                    Suite 350
                                Irvine, CA 92614
                                -----------------
                                  (New Address)

                                  (949)852-8526
                                  -------------
                         (Registrant's Telephone Number)


                             J.S.J CAPITAL III, INC.
                            1529 SPRUCE ST., STE. 10
                                BOULDER, CO 80302
          ------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM  1.  CHANGES  IN  CONTROL  OF  REGISTRANT

        Not applicable.


ITEM  2.  ACQUISITION  OR  DISPOSITION  OF  ASSETS

        Pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of April 12, 2000 between the registrant, J.S.J. Capital, III, Inc., a Nevada corporation ("J.S.J.") and the registrant's parent corporation, Accesspoint Corporation, a Nevada corporation ("Accesspoint"), all the outstanding shares of common stock of J.S.J. were exchanged for an equal number of shares of common stock of Accesspoint which were then cancelled and returned to the authorized but unissued shares of Accesspoint in a merger transaction in which Accesspoint was the surviving corporation. Pursuant to the merger J.S.J. was the disappearing corporation and Accesspoint as the surviving corporation has elected 12g-3 successor issuer status. The merger was accomplished pursuant to Section 92A.180 of the Nevada Revised Statues pertaining to the merger of subsidiary corporations into parent corporations.

        The Merger Agreement was adopted by the unanimous consent of the Board of Directors of both Accesspoint and J.S.J on April 11, 2000. No approval of the shareholders of Accesspoint was required under applicable state corporate law. No other approval of the owners of any constituent corporation was required under applicable state corporate law. Accesspoint and J.S.J. complied in all respects with the provisions of Nevada Revised Statute 92A.180 pertaining to the merger of subsidiary corporations into parent corporations.

Prior to the merger, J.S.J. had 672,000 shares of common stock outstanding which shares were owned by Accesspoint and, pursuant to the merger, exchanged for 672,000 shares of common stock of Accesspoint and immediately cancelled and returned to the authorized but unissued shares of Accesspoint.

        Prior to the effectiveness of the Merger Agreement, Accesspoint had an aggregate of 14,964,182, shares of common stock, par value $.001, issued and outstanding, and no shares of preferred stock outstanding, $.001 par value. Upon effectiveness of the merger, the number of shares of common stock issued and outstanding remained unchanged.

        The officers of Accesspoint continue as officers of Accesspoint subsequent to the Exchange Agreement. See "Management" below. The officers, directors, and by-laws of Accesspoint will continue without change.

        A copy of the Merger Agreement is attached hereto as an exhibit. The foregoing description is modified by such reference.

        The following table sets forth certain information as of December 31, 1999 with respect to (i) the beneficial ownership of the Common Stock of the Company by each beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, each director, each executive officer and all executive officers and directors of the Company as a group, (ii) the number of shares of Common Stock owned by each such person and group and (iii) the percent of the Company's Common Stock so owned. Share ownership is based upon 14,831,727 shares of common stock outstanding on December 31, 1999.


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

                         Security Ownership of Certain
                        Beneficial Owners and Management


(1)                 (2)                             (3)                     (4)                (5)


Title of    Name of                       Address of                    Amount and Nature     Percent of
Class       Beneficial Owner              Beneficial Owner               of  Beneficial         Class
                                                                          Ownership

Common      Tom M. Djokovich(1)           23332 Vista Carillo
                                          Laguna Niguel, CA 92677           9,558,906 (2)        64.4%

Common     (James W.) Bentley Family      26482 Valpariso
              Trust,(3)                   Mission Viejo, CA 92691           3,525,785 (4)        23.8%
              dated June 20, 1995
              & Bentley Family Trust "C"

Common      Alfred Urcuyo(5)              22729 Baltar St.
                                          West Hills, CA 91304                116,910 (6)          .78%

Common      Dan M. Baer                   11842 Percheron Road                 28,954 (7)          .19%
                                          Garden Grove, CA 92643

Common      George Taggart                3279 Coastal Oak                     95,000 (8)          .64%
                                          Simi Valley, CA 93065

Common      David Vargha                  447 Appleton Rd.                     35,000 (9)          .24%
                                          Simi Valley, CA 93065

Common      All Directors & Executive     N/A                              13,360,555            90.1%


(1) Owned in conjunction with Tamara A. Djokovich.

(2) Includes the right to acquire within 60 days 2,163,793 shares of common voting stock from options, warrants, rights, conversion privileges or similar obligations.

(3) Benefiting James W. Bentley and Mary Ann Bentley. Includes the right to acquire within 60 days 993,725 shares of common voting stock from options, warrants, rights, conversion privileges or similar obligations.

(4) Includes the right to acquire within 60 days 415,980 shares of common voting stock from options, warrants, rights, conversion privileges or similar obligations.

(5) Alfred Urcuyo is employed by Processing Source International, Inc., a wholly owned subsidiary of the Company.

(6) Includes the right to acquire within 60 days 0 shares of common voting stock from options, warrants, rights, conversion privileges or similar obligations.

(7) Includes the right to acquire within 60 days 14,048 shares of common voting stock from options, warrants, rights, conversion privileges or similar obligations.

(8) Includes the right to acquire within 60 days 5,000 shares of common voting stock from options, warrants, rights, conversion privileges or similar obligations.

(9) Includes the right to acquire within 60 days 5,000 shares of common voting stock from options, warrants, rights, conversion privileges or similar obligations.


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

THE COMPANY - INTRODUCTION AND EXECUTIVE SUMMARY

A.      GENERAL

        Accesspoint Corporation ("Accesspoint" or the "Company") is engaged in the business of developing Internet based financial transaction processing systems. The Company provides these systems in the form of Web-based electronic commerce ("e-commerce") software and services to small and midsize businesses. The Company is an Internet infrastructure company that provides transaction engines that power e-commerce. Rather than offer its core products and services directly to the merchant community, the Company wholesales its solutions through larger business organizations, including transaction processors, banks, merchant bankcard service companies and other business service providers.

        The Company provides bundled, feature-rich, completely Internet Web based and hosted e-commerce software and services and merchant bankcard processing solutions at reasonable prices. The Company's core products are Merchant Manager and Transaction Manager. The software and services of the Company allow businesses to construct merchant web sites, which reside on the Company's server computers and offer products and services and process payments on the Internet without buying expensive computer server equipment and committing the other financial resources necessary to implement a full-scale Internet commerce infrastructure. The Company licenses its e-commerce software in conjunction with its hosting services.

        The Company is able to provide merchant account services, credit card processing, electronic check payment, and other bankcard financial related services through its wholly owned subsidiary, Processing Source International Inc., ("PSI").

        In addition to its e-commerce services, the Company also provides, as a historical part of its business, web site design and Internet connectivity (ISP) services. The Company stopped actively marketing ISP services in January 1997. The Company's core software and services are delivered through the Internet. The Internet, as is now widely known, is a collection of networks connecting millions of public and private computers around the world.

        The Company's executive offices are located at 38 Executive Park, Suite 350, Irvine, California 92614, telephone number (949) 852-8526.

        The Company's fiscal year end is December 31.

        B.     BACKGROUND

        The predecessor of the Company, also named Accesspoint Corporation, was incorporated in Nevada on October 11, 1995. Reference to Accesspoint Corporation herein refers to the historical Accesspoint Corporation, a Nevada company, unless the context otherwise requires. On March 19, 1999 Accesspoint Corporation merged with Yamahama's, Inc., a Nevada corporation incorporated on June 16, 1997.

        C.     BUSINESS STRATEGY

        The Company's marketing strategy is to create a favorable environment in which to distribute its transaction engines to businesses. The Company intends to enhance, promote and support the fact that the Company is the premiere provider of bundled, feature-rich, Web-based e-commerce and merchant bankcard processing solutions at affordable prices that allow business users to take advantage of profit opportunities using the Internet.

        A number of factors, including the following, have combined to produce rapid growth in the number of Internet users:

        -      The proliferation of communication-enable person computers
        - The availability of easy-to-use web browsers and graphical user software
        - The wide accessibility of an increasingly robust network infrastructure



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

        The World-Wide-Web (Web) is a network of graphic rich pages, which are interconnected by hyperlinks over the Internet. The Web is accessed through easy to use graphical software called a Web browser. A user can view Web pages in a Web browser. A simple mouse click on a hyperlink embedded in a Web page takes the viewer to the linked page. The linked page may reside on a computer in a different part of the world and may contain its own embedded hyperlinks. The Web utilizes the Internet computer network and in some regard has become almost synonymous with the Internet. The company takes advantage of the graphical powers and ease of use of the Web and Web Browsers to provide its software and services.

        Rather than offer transaction engines directly to the merchant community, the Company offers master distribution licenses to transaction processors, banks, merchant bankcard service companies, insurance companies and other business service providers. The Company is developing a marketing and sales strategy designed to create market awareness for its core products, Merchant Manager and Transaction Manager, and to license these e-commerce solutions to prospective customers in its target market segments through master distributors.

        The Company's distribution strategy is also designed to allow the Company to distribute its core products through major credit card processing companies. The Company offers substantial marketing credits for volume commitments from its master distributors. The Company collects a monthly transaction servicing fee that falls well within normal acceptable industry fee standards for normal processing services. Merchants pay total fees equal to existing industry standards for credit card processing, while at the same time receiving the benefits of Internet commerce

        Master distributors typically offer merchants the Company's core product along with a merchant bankcard processing account. Merchants then pay only typical merchant bankcard servicing fees for this bundled service.

        The Company recently acquired PSI, a merchant bankcard processor based in Canoga Park, CA. PSI is a merchant bankcard services provider. PSI is currently establishing an in house processing division complete with both merchant account underwriting and risk management capabilities. PSI is also a master distributor of the Company's solutions, and has provided the Company with valuable access channels to the processing industry. Acquiring PSI was a significant step in implementing the next stage of the Company's strategic business development plans.

        D.     PRINCIPAL PRODUCTS AND SERVICES

        Merchant Manager Enterprise

Merchant Manager Enterprise is a comprehensive entirely Web based enterprise-class e-commerce solution that enables any business to establish a presence on the Internet with minimal investment and overhead. Simple web browser based administration tools provide businesses with an interface for controlling their entire on-line business. A typical business need not invest in new hardware because Merchant Manager Enterprise comes complete with a transaction gateway, hosting service, e-mail, technical support, and a full suite of tools necessary to rapidly implement and maintain a commercial presence on the Internet.

        The Merchant Manager Enterprise tool set is extensive. Merchant Manager Enterprise tools provide such business management and development features as content creation and management (web page and web catalog creation), business accounts management, point of sale (POS) accounting and inventory control, order processing, marketing tools, data base management, and transaction processing (both cash and non-cash forms of payment).

        Using the Merchant Manager Enterprise systems allows merchants to either establish a new business on the Web or extend their current traditional business efforts onto the Web. As a networked product, Merchant Manager Enterprise allows a typical business to integrate the features of Merchant Manager Enterprise with many existing legacy software systems.

Transaction Manager

        The Transaction Manager system was built by extracting technology from the Merchant Manager Enterprise system. Transaction Manager employs the transaction processing gateway from the Merchant Manager Enterprise system which is combined with other features extracted from the Merchant Manager Enterprise such as order process and tracking features, automated invoicing, and a universal shopping system. The universal shopping system allows companies to quickly and easily e-commerce enable their static web sites.

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

        Transaction Manager provides full online transaction processing functionality with features such as online customer credit card authorizations, Level III purchase card, EFT/ACH authorizations, secure P.O's, batched transactions, fraud detection and prevention, and full transaction reports. Transaction Manager can be integrated into virtually any Internet storefront. Just as with Merchant Manager, no hardware or software purchases are required and Transaction Manager can be used with virtually any platform.

        Merchant Manager

        Merchant Manager is designed to make the Merchant Manager Enterprise system accessible to those who find the Merchant Manager Enterprise to be more than they need. Using a structured, logical flow for site creation, the Merchant Manager interface lets anyone create a complete on-line store in minutes. While Merchant Manager includes many of the tools utilized by Merchant Manager Enterprises, it emphasizes simplicity and ease of use while still addressing the basic needs of managing an online business.


        Custom Application Programming

        The Company also provides custom application programming. The Company has created custom application programming interfaces ("API") for use by its customers and distributors in implementing the Company's products and e-commerce solutions. In most instances, the API's become the shared property of the Company and its customer or distributor. The Company provides API development services on a fee basis.

        E.     THE INDUSTRY AND MARKET

        In developing and offering its products and services, the Company participates in the Internet economy and is highly dependent on the future growth of the Internet. The Company has targeted the market for e-commerce products and services and intends to capture significant revenues from the growth of Internet-based transactions and e-commerce.

        The Company feels that the consumer online and Internet services industry is now in the early stage of an evolution that is embracing both consumers and businesses worldwide. The Company feels that the Internet is moving closer to a mass market. A study by International Data Corp. (IDC), projects that the number of Web users in the U.S. will increase to approximately 136 million in 2002. Studies project that the number of Web users outside the U.S. will increase even more rapidly.

        In 1999, the Pew Research Center reported that over the prior three years, the number of Americans who own computers had grown to 43% from 36%, and the percentage using the Internet and e-mail has increased even more. Now, 41% of Americans go online -- up from just 14% in 1995. As the online population expands, there are signs that the Internet -- used by a relatively small and elite group several years ago -- is beginning to reach a broader cross-section of the public.

        Businesses have begun using the Internet as a fourth channel -- supplementing face-to-face, mail and phone commerce with electronic shopping ordering. By eliminating many of the costs involved in executing routine commercial transactions, such as simple banking services and retail purchases, the Internet is rapidly providing individuals and organizations with a new medium for conducting business.

        Trade catalogs of industrial parts, office supplies, electrical components and health-related goods have been a mainstay of business trade. However, traditional paper-based catalogs are expensive to produce and ship, limited in number of products offered, the same for all customers and difficult to change. The Internet enables dynamic catalogs to spring to life, even for products that are ordered in regard to bid-oriented contracts.

        According to IDC, the worldwide market for Internet-related services is expected to increase from $4.5 billion in 1997 to $43.6 billion in 2002. IDC states that this rapid progress is largely a result of the rush to implement e-commerce Web sites. E-commerce is a rapidly growing business platform that provides the potential for a global marketplace for large and small corporations.

        Businesses are increasingly recognizing the need to take advantage of the Internet by establishing Web sites that provide information about them and their products and services. As a result, high performance and reliable Web site hosting services have become critical for many businesses and many of these businesses are seeking to outsource these functions in order to ensure reliability, high performance, scalability, sophisticated monitoring and expert management. The Company's products and services are designed to provide solutions for outsourcing these critical business functions.

        IDC estimates that Web hosting revenues generated by small to midsize businesses in the U.S. will grow from $217 million in 1997 to over $3.4 billion in 2000. Only approximately 10% of all small businesses have Web sites, according to IDC. However, IDC expects small to midsize businesses to generate most of the growth in the Web hosting market, and to account for 95% of the total estimated Web hosting market in the U.S. by 2000. Many of these businesses find an outsourced Web hosting solution effective because they lack the technological expertise, IT resources, capital or ability to bear the time-to-market risks required to install, maintain and monitor their own Web servers and Internet connectivity.

        The Company believes that the small business growth engine that's fueling the current eight-year U.S. expansion will get a boost from the Internet. As of the end of 1999, it is estimated that less than 10% of all small businesses promoted themselves on the Internet, and less than 3% had e-commerce capabilities. As more small businesses develop an online presence, e-commerce demand and opportunities are expected to increase as should the opportunities for the Company's products and services.

F.      COMPETITION

        The markets in which the Company operates are extremely competitive and can be significantly influenced by the marketing and pricing decisions of the larger industry participants. There are few barriers to entry, and the Company expects that competition will continue to intensify in the future. The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. Since the Internet service industry emerged, the number of competitors has grown to over 5,000 in the U.S. alone. The Company expects competition in these markets to intensify.

        The following companies compete in the e-commerce market and generally provide boxed solutions that require customer integration and hosting services:

        Low End (less than $10,000, limited features and limited integration to back-end systems).

        - Internet Business Breakthrough - a lowest priced product,
Internet Business Breakthrough allows a business to build a commerce enabled Web site. This product is targeted for small business and provides a limited number of functions.

        - Intershop Communications - Intershop Online 2.0 is a Web based product designed for creating and managing a single online catalog on the Internet. The company provides a leasing program to reduce the monthly expense for customers.

        - INEX Corporation - INEX provides a suite of Internet Commerce applications that allow organizations to conduct business over the Web. Businesses have the option of hosting a Web online catalog locally or remotely through an Internet Service Provider. INEX Commerce Court is designed for small to midsize businesses and includes a back-end management system.

        - Mercantec, Inc. - Mercantec has developed SoftCart 3.2, an open retail electronic commerce software package that allows merchants to use their existing infrastructures. SoftCart 3.2 works with existing Web development tools, databases, order fulfillment and accounting systems.

        - Virtual Spin - Formerly known as Cartalog, Virtual Spin Internet Store is a browser-based product that allows a business to build, edit, and manage an Internet Storefront from a common browser. Using a simple user interface, the business can build an Internet Store within an hour.

        - Yahoo! Store - with the Yahoo! Store businesses use a browser to create a site that is hosted on the Yahoo! Web server. With the basic service, a business can build a store and have up to 50 items for sale. Yahoo! Store is a Web based, hosted solution.

               Mid-Range $(10,000 -$25,000, medium level of features and medium level of back-end integration)

        - BroadVision - BroadVision's One-to-One Commerce is a turnkey
WebAp Internet commerce production system for businesses selling products to other businesses. BroadVision also offers One- to-One Financial, a system that allows financial institutions to deploy secure and personalized financial services via the Web.

        - Commerce One - Commerce One solutions connect the buyer enterprise to diverse supplier systems, providing a real-time transaction capability to both buyers and suppliers. With a single application, the buyer can interactively check prices and inventory, place orders and reconcile order exceptions in real time, automating functions traditionally performed by the supplier's customer service staff. Multiple supplier inventories can be viewed accurately from the user's desktop, creating one virtual, real-time "warehouse".

               High End (more than $25,000, high level of features and high level of integration to back-end systems)

        - Pandesic - A company jointly owed by Intel and SAP, Pandesic provides an e-commerce solution that automates the full range of back-end business processes for Web based commerce. Pandesic features include automated accounting and inventory balancing, real-time payments and dynamic financial reporting, warehousing and inventory management, customer profiling, financial accounting, catalog management, security and online catalog and Web page design.

        - IBM - IBM will make virtually anything a business desires. The only limitations are time and money.

               "Free" E-commerce Sites

        The following companies offer some form of "free" e-commerce site service to businesses, usually as a lead-in to promote additional or premium pay services:


        -  Bigstep.com
 Business model: Sponsorships, premium services
Offerings: Hosting, site building and management, catalog, credit card processing, mailing-list management, site traffic and buying trend analysis. Is not believed to offer export order and payment information to account system or mailing list management.


        -  eCongo.com
Business model: Sponsorships, premium services, selling stand-alone service
Offerings: Hosting, site building and management, catalog, credit card processing, banner exchange with other merchants, site traffic and buying trend analysis. Is not believed to offer export order and payment information to account system or mailing list management.

        -  freemerchant.com
Business model: Partnerships with vendors who want to reach small-business audience Offerings: Hosting, site building and management, catalog, credit-card processing, export order and payment information to account system, banner exchange with other merchants, mailing list management, site traffic and buying trend analysis.

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

        Competitive Analysis

        The major strengths of the Company's competitors include their simple existence in the marketplace. Many of the competitors have longer operating histories and greater installed bases of products than the Company. Some of the competitors, such as IBM, Pandesic and BroadVision have substantially greater resources available for marketing and further product development than does the Company. Some of the competitors, such as IBM, Pandesic and INEX offer substantially more integration to back-end systems than does the Company.

        The major weaknesses of the Company's competitors are varied. Some, such as IBM, Pandesic and BroadVision are expensive and require the customer to make a major commitment of time and resources to fully integrate e-commerce. Other competitors such as Internet Business Breakthrough and iNet do not supply systems that, in the opinion of the Company, are sufficiently robust to meet the needs of businesses in the market segment targeted by the Company. Most competitors do not provide the level of service offered by the Company. In most comparisons, the Accesspoint e-commerce solution provides more features and has superior performance over competitive products, relative to cost. In most cases, the number of differences is substantial. No other competitor's products provide the same capabilities in a situation where a customer requires rapid deployment of an e-commerce system, limited interruption of back-end systems and a reasonable cost.

        Company Strengths

        In terms of product/service strength, the Company has several distinct advantages over the competition. First is its approach to service. Rather than purchase new hardware and software, a business may engage in e-commerce immediately by using the fully hosted Accesspoint e- commerce solution. The business will have its own customized online catalog or dynamic catalog to present to its customers. Its customers may order and payment can be made by credit card, all without adding personnel. True database marketing becomes possible. The business is not required to replace its existing back-end systems.

        Secondly, the Company provides integrated transaction engines that support multiple payment type and processor platforms. This ensures that businesses will have seamless and secure transaction processing abilities across multiple platforms.

        Other product strengths include the Company's approach to software development. The Accesspoint e-commerce system was designed to provide businesses with maximum Internet flexibility. The Accesspoint e-commerce system modular DST architecture, based on Internet standards such as HTML, SSL, VRML, ASP, JAVA, C++, Active X, COM, ODBC and CORBA provide a very cost-effective path for growth and scalability.

        Since the Accesspoint e-commerce system is based on the Company's Web server infrastructure, the cost to produce and deliver software upgrades is extremely low. Customers receive software upgrades as soon as they become available. Legacy systems application programming and interfacing (APIs) and various service application upgrades of features can be provided to all customers quickly and efficiently, thereby reducing the complexities and dynamics of customer integration.

        Company Weaknesses

        While there are some weaknesses inherent in the Company's products, the only notable marketplace disadvantage is the added time and expense required if a business insists that the Accesspoint e-commerce system be fully integrated into the business' back-end systems. Because there is so much diversity in back-end systems, no single e-commerce software product will automatically link to all existing order entry and inventory management modules. Full integration requires either replacing the back-end systems or substantially customizing the e-commerce system to work automatically with the existing back-end systems. Both approaches can be costly. However, the Company's DST service technology provides customers who choose to fully integrate into their back-end systems with a more cost effective and rapid time-to-market solution that can continuously be adapted to the evolving business model.

        Most small to midsize businesses are not prepared to proceed with costly e-commerce systems. The Company believes that most business will accept something less than full integration as an intermediate solution to gain the benefits associated with e-commerce. Nevertheless,


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

competitors that have designed e-commerce systems to integrate with specific back-end systems or customize their e-commerce systems to integrate with existing back-end systems will find some success in the Company's target market segment.

        G.     RESEARCH AND DEVELOPMENT - NEW PRODUCTS

        The Company plans to continually develop new products and services and enhance existing products and services. Consistent with its focus on merchant business needs, the Company intends to further address the market for transaction processing services. In response to the demonstrated needs of the Company's market, new products and services being developed in the near future include:

        EFT/ACH Web Based Processing

        The Company is currently in the final stages of beta testing of its on-line bill presentment and Electronic Funds Transfer (EFT) projects. It is anticipated that upon certification of the EFT project utilizing the Automated Clearing House (ACH) network, the Company's merchants/clients will be able to accept payment by check over the Internet.

        Integrating electronic funds transfer into the Company's Transaction Manager and Merchant Manager Enterprise products will provide the Company's customers with the ability to access the growing market for non-credit card-based Internet transactions. Both the business- to-business and business-to-consumer market segments clearly indicate that on-line payment by check is an option that continues to grow in acceptance and thus the Company is responding quickly to facilitate its implementation.

        Paymentech High Speed Internet-Based Credit Card Processing

        The Company is currently in the development stages of its high- speed Internet based transaction processing program for certification with Paymentech into their Salem, NH and Tampa, FL platforms. Paymentech's Salem platform is believed to be among the most advanced payment processing systems, hosting clients such as AOL, Amazon.com and eBay. The programs in development are expected to provide secure high speed processing support for credit card, Level III Purchase Card and ACH transactions, as well as improved fraud prevention capabilities.

        When completed, this certification is anticipated to bring the Company's transaction services network closer to supporting the largest number of completely Web based transaction engine platforms in the industry.

        Processing Terminal Web Integration

        The Company is currently in the beta stage of development of an integrated terminal based point of sale system. When completed this service is expected to allow brick and mortar merchants to accept and process their card present transactions using local terminal based equipment which would be processed via the Company's Web based gateway. Advantages to merchants in this processing model include the use of a single merchant account capable of processing both card present and Web based transactions, a common point of integration that captures both retail and Web based point of sale orders for inventory and accounting management, and the centralization of business data and processes that can provide more efficient access to critical business information and greater controls for standardization of the business processes.

        Wireless Access and Mobile Computing Protocols

        The Company is currently modifying the content and transaction management programs of it's Transaction Manager and Merchant Manager services to provide automated support for several wireless and mobile computing protocols such as Wireless Access Protocol (WAP), Web Clipping browser protocols, Wireless Markup Language (WML) technologies, and secure messaging features.


        The Company anticipates broad acceptance for these types of inexpensive yet highly effective wireless network computing services.


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

It is expected that many businesses will adopt and require the integration of these types of services to both empower and better manage a dispersed and highly mobile work force. By continuing to provide the most comprehensive support for transaction processing and mobile computing services, the Company is positioning itself to capitalize on the growing number of businesses seeking to adopt the use of these technologies.

        Equifax Trusted Authentication Services

        The Company foresees a growing trend in the need for Web based trusted authentication services as an integrated feature set of its award winning product line. The Company is currently developing systems that provide point of payment authentication service that verify the identities of payment issuers for both consumer and business based transactions. These systems will employ credit and financial data base services provided by Equifax Secure, a leading provider of consumer and business based credit and financial reporting services.

        Trading Manager

        The Company is currently developing Trading Manager, a new transaction engine that is intended to bring buyers and sellers together for online trading. Trading Manager will be a standardized Web-based platform for small and medium sized businesses, as well as corporate purchasing departments, to buy and sell products in secure, online open and private marketplaces. The Company plans to charge business customers a processing fee for each transaction. Trading Manager features will include quote and proposal functions, auction and reverse auction capabilities, transaction processing, secure payment, content management, catalog management, account management, as well as full business logic capabilities.

H.      EMPLOYEES

        The Company currently has 41 full time employees working at its Irvine, CA location. The Company employs 13 employees in administration/management positions and 28 employees in engineering / technical and support capacities. The Company currently has 2 part time employees. PSI employs no part-time employees. The Company's subsidiary PSI currently has 26 full time employees. PSI employs 10 employees in administrative/management positions and 16 employees in sales positions.

        The Company expects to hire up to a total of 36 more employees in 2000, filling management, sales, engineering/technical and support staff positions. None of the Company's employees are represented by a labor union or are subject to a collective bargaining agreement, nor has the Company experienced any work stoppage.


        The company has written employment agreements with 10 employees, including Tom M. Djokovich, Al Urcuyo, George Taggart,
David Vargha and Richard B. Anderson.

               MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED ELSEWHERE IN THIS DOCUMENT. THE DISCUSSION CONTAINED HEREIN RELATES TO THE FINANCIAL STATEMENTS, WHICH HAVE BEEN PREPARED IN ACCORDANCE WITH GAAP.

        THE DISCUSSION IN THIS SECTION AND OTHER PARTS OF THIS REGISTRATION STATEMENT CONTAINS CERTAIN FORWARD- LOOKING STATEMENTS SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. THEY ARE MADE AS OF THE DATE OF THIS REGISTRATION STATEMENT, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THEM.

A.      SUMMARY OF FINANCIAL DATA

        The following summary financial data should be read together with this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included elsewhere in this Registration Statement.


                          Statement of Operations(10)

                            Years Ended December 31,



                                                        1999               1998
                                                   ------------       ------------

Revenues ....................................      $  2,479,770       $  1,341,283

Cost of sales and services ..................           426,902            248,670

Selling and marketing .......................           603,461            547,427

General and administrative ..................         2,879,103            833,713

Depreciation ................................           161,071            (36,467)

Profit (loss) from operations ...............        (1,590,767)          (324,994)

Interest expense, net .......................            72,603             62,233

Extraordinary expense .......................           169,875                 --

Income taxes paid ...........................             1,600                800
                                                   ------------       ------------
Net profit (loss) ...........................      $ (1,834,845)      $   (388,027)
                                                   ============       ============
Net loss per Common Share:
        Basic: ..............................      $      (0.12)      $      (0.03)
        Diluted: ............................      $      (0.12)      $      (0.03)

Weighted average number of Common Shares:
        Basic: ..............................        14,704,000         14,576,000
        Diluted: ............................        14,704,000         14,576,000




                         Consolidated Balance Sheet(11)


                                                  Years Ended, December 31,
                                               -----------------------------
                                                   1999              1998
                                               -----------       -----------

Cash ....................................      $    54,348       $     7,284

Accounts receivable .....................          560,845            70,510

Other current assets ....................           33,317             3,279

Fixed assets, net(12)....................          452,259           226,758

Other assets ............................           32,337             7,283
                                               -----------       -----------
  Total assets ..........................        1,133,106           315,114
                                               ===========       ===========


Total current liabilities ...............        1,035,322           719,227

Long term liabilities ...................          378,925            65,528

                                               -----------       -----------
  Total liabilities .....................        1,414,247           784,755
                                               -----------       -----------

Common stock ............................           14,832            14,576

Additional paid in capital ..............        2,315,265           292,176
Retained earnings (deficit) .............       (2,611,238)         (776,393)
                                               -----------       -----------
  Total shareholders' equity (deficit) ..         (281,141)         (469,614)
                                               -----------       -----------
  Total liabilities and
  stockholders' equity ..................      $ 1,133,106       $   315,114
                                               ===========       ===========


(10) For the fiscal years ended, 1999 and 1998, other than capital raised pursuant to stock sales, the Company has had no operations and no revenue prior to the merger with the Company's predecessor, Accesspoint Corporation. However, the Company's predecessor, Accesspoint Corporation has had prior revenue. The merger has been treated as a pooling transaction for accounting purposes.

(11) For the fiscal years ended, 1999 and 1998, other than capital raised pursuant to stock sales, the Company has had no operations and no revenue prior to the merger with the Company's predecessor, Accesspoint Corporation.

(12) Net accumulated depreciation of $344,329 and $183,760 in 1999 and 1998, respectively.

B.      OVERVIEW

        The Company's primary software products consists of Merchant Manager Enterprise, a complete and secure fully hosted e-commerce solution for small to midsize businesses, which provides an on-line store, catalog and credit card processing abilities; Transaction Manager, an on-line credit card processing solution for small to midsize businesses; and Merchant Manager, hosted e-commerce solution providing a simple to learn and simple to use set of tools derived from Merchant Manager Enterprise. The Company provides hosting services in conjunction with its software products.

        The Company has incurred losses since the inception of its operations. At December 31, 1999, the Company had an accumulated deficit of $(2,611,238). To date, the Company has relied substantially on private placement offerings of debt and equity to offset its losses and to fund its ongoing operations, research and development programs and business activities.

C.      RESULTS OF OPERATIONS

        Year Ended, December 31, 1999 Compared With Year Ended,
December 31, 1998

        Revenues for the year ended, December 31, 1999 increased to $2,479,770 from $1,341,283 for the year ended, December 31, 1998. The increase of $1,138,487, or 84.9% resulted primarily from the acquisition of PSI and the increased sales of the Company's products and services by PSI. The increase can also be attributed to marketing efforts in the development of wholesale sales channels and master distributors.

        Cost of sales for the year ended, December 31, 1999 increased to $426,902 from $248,670 for the year ended, December 31, 1998. The increase of $178,232 or 71.7% resulted primarily from the expansion of the Company's network infrastructure and additional connectivity charges needed to service its customers and clients.

        Selling and marketing expenses for the year ended, December 31, 1999 increased to $603,461 from $547,427 for the year ended, December 31, 1998. This increase of $56,034, or 10.2% resulted primarily from trade show expenses, advertising consulting costs, printing costs for brochure and promotional materials, and web site development costs.

        General and administrative expenses for the year ended, December 31, 1999 increased to $3,040,174 from $870,180 for the year ended, December 31, 1998. The increase of $2,169,994, or 249.4% resulted primarily from a increase in legal and accounting expenses, an increase in total payroll expense of $976,736 from $457,297 in 1998 to $1,434,033 in 1999, and an increase in travel expenses primarily due to business development needs. Depreciation expense also increased in the amount of $124,604 from $36,467 in 1998 to $161,071 in 1999 because of the increase in fixed assets.

        Interest expense, net, for the year ended, December 31, 1999 was $72,603, as compared to $62,233 for the year ended, December 31, 1998. The increase of $10,370, or 16.7% in interest expense resulted primarily from the addition of computer equipment financed under capital lease agreements.

        Extraordinary expense for the year ended, December 31, 1999 was $169,875, as compared to $0 for the year ended, December 31, 1998. The increase of $169,875, or 100.0% was a direct result of payment of a settlement amount under a lawsuit. PSI vigorously contested the action and concluded that it was in the best interests of PSI to resolve the matter without incurring further attorney's fees. The expense was a one-time charge.

        Net loss for the year ended, December 31, 1999 and the year ended, December 31, 1998 was $(1,834,845) and $(388,027), respectively.


D.      Liquidity and Capital Resources

Working capital (deficit) at December 31, 1999 was $(386,812) as compared to $(638,154) at December 31, 1998.

The Company has funded its operations and working capital needs through a series of private equity and debt offerings including Regulation D private placements and loans.

Cash and cash equivalents at December 31, 1999 were $54,348, an increase of $47,064 from December 31, 1998. During the year ended, December 31, 1999, the Company used $1,820,110 net cash in operating activities as compared to using $153,480, for the year ended, December 31, 1998. This increase of cash used in operations of $1,666,630 was primarily the result of the increase in the net loss for 1999.

During the year ended, December 31, 1999, the Company used $28,844 for investing activities as compared to $0, for the year ended, December 31, 1998. The increased use of cash for investing activities resulted from an increase in the acquisition of fixed assets.

        During the year ended, December 31, 1999, the Company generated net cash of $1,896,018 from financing activities as compared to $314,244 for the year ended, December 31, 1998. The increase of $1,581,774 resulted from funds raised in a Regulation D, Rule 504, private placement of common stock.

        The Company currently leases office space on a short-term ten-month sub-lease basis and could be required to move after the expiration of the ten-month period in June 2000. The Company may attempt to re-negotiate a longer-term lease at its present location. The major capital expenditures the Company could incur if it needed to move would be related to relocation of office computers, local area network hardware, office telephony and office equipment and furniture. However, the Company houses its Internet computer servers and Internet network equipment and components at the Exodus Communications Center located in Irvine, CA. The Company does not anticipate a foreseeable need to re-locate its Internet computer servers, Internet network equipment and components.

        The Company had, at December 31, 1999, working capital of $(386,812). The Company believes that cash generated from operations will not be totally sufficient to fund its current and anticipated cash requirements. The Company believes that it has sufficient capital to fund it capital needs through approximately January 2000. The Company plans to obtain additional financing from equity and debt placements prior to the end of January 2000. The Company does not believe that its current operational plans for the next twelve months will be curtailed or delayed because of the lack of sufficient financing. The Company has been able to raise capital in a series of equity and debt offerings in the past. While there can be no assurances that the Company will be able to obtain such additional financing, on terms acceptable to the Company and at the times required by the Company, or at all, the Company believes that sufficient capital can be raised in the foreseeable future.

E.      Net Operating Loss

        For federal income tax purposes, the Company has net operating loss carryforwards of approximately $237,985 as of December 31, 1998 and $1,792,605, as of December 31, 1999. These carryforwards expire in the years 2009 and 2018, respectively. The use of such net operating loss carryforwards to offset taxable income, if achieved, may be subject to specified annual limitations (see "Risks of Our Business Limitations on Net Operating Loss Carry Forward")

        DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

        A.      DIRECTORS AND EXECUTIVE OFFICERS

        The following table and text sets forth the names and ages of all directors and executive officers of the Company and the key management personnel as of December 31, 1999. The Board of Directors of the Company is comprised of only one class. All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the Board of Directors, and are appointed to serve until the first Board of Directors meeting following the annual meeting of stockholders. Except as otherwise noted, there are no family relationships among directors and executive officers. Also provided is a brief description of the business experience of each director and executive officer and the key management personnel during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.


                         Directors & Executive Officers


        Name          Age                   Position
        ----          ---                   --------

Tom M. Djokovich      42     Chairman of the Board of Directors,
                             Chief Executive Officer, Secretary

James W. Bentley      53     President, Director

Tamara A. Djokovich   36     Treasurer, Director



Alfred Urcuyo         36     Office of the President, Director

Mark Deo              43     Director

George Taggart        49     Chief Operating Officer

Dave Vargha           38     Vice President of Business Development



                            Key Management Personnel


        Name          Age                   Position
        ----          ---                   --------

Dan M. Baer           40     Vice President of Network Engineering

Kyle Waltz            26     Vice President of Software Engineering

Richard B. Anderson   30     Controller

Travis Williams       32     Director of Customer Care

Tom Maresh            29     Director of Technical Services

Mary Ann Bentley      49     Vice President and Operations Manager


        B.     BACKGROUND AND EXPERIENCE - DIRECTORS AND EXECUTIVE OFFICERS

        Tom M. Djokovich, Chairman and CEO

        Mr. Djokovich is the founder of the Company and served as Chairman of the Board and Chief Executive Officer from inception until October 1997. Tom M. Djokovich is married to Tamara A. Djokovich who serves as a Director of the Company. Mr. Djokovich was elected to the Board of Directors on March 19, 1999 and his term expires at the next election of Directors. Prior to establishing the Company, Mr. Djokovich was the owner and operator of TMD Construction and Development, a real estate construction and development management company he founded in 1979. TMD provided commercial, industrial and custom residential construction services as a licensed contractor in California, including effective cost management of multimillion-dollar projects incorporating hundreds of employees, subcontractors and international materials acquisition. Mr. Djokovich was responsible for the direct management of projects, operations and client development. In 1994, the concrete industry awarded Mr. Djokovich their highest recognition for "Best Custom Home Project" in their national and international competitions. Mr. Djokovich has also provided construction management and real estate deposition services as a court appointed receiver, consulting on 15 projects to date.

        James W. Bentley

        Mr. Bentley serves as the Company's President and as a member of the Company's Board of Directors. James W. Bentley is married to Mary Ann Bentley who serves as the Company's Operations Manager and Vice President. Mr. Bentley was elected to the Board of Directors on March 19, 1999 and his term expires at the next election of Directors. Mr.Bentley also serves as Chairman of the Board for Bentley Simonson, an independent oil and gas production and exploration company he co- founded in 1987. Prior to joining the Company, Mr. Bentley was a consulting engineer for Little Chemical Company, a specialty chemical company, from 1992 to 1996. In 1992, Mr. Bentley founded Bentley Marine Video, a technology company which supplied the U.S. military with computer hardware, underwater video and night vision technology, where his flagship product received the Testers Choice Award from Scuba Diver Magazine. Bentley Marine Video was recently sold by Mr. Bentley.
 In 1988,

Mr. Bentley co-founded Quest Marine Video, a manufacturer of underwater video equipment, serving as its Chairman of the Board and Chief Executive Officer until its sale in 1992. In 1971, Mr. Bentley founded Bentley Ranches, Inc., a 50,000-acre cattle ranch with interests in cattle, hay and timber, serving as its President until its sale in 1993. From 1963 to 1970, Mr. Bentley helped his father launch Bentley Laboratories, a medical device manufacturer, which went public in 1969 and was subsequently sold to American Hospital and Supply in 1980.

        Tamara A. Djokovich

        Mrs. Djokovich was elected to the Board of Directors on March 19, 1999 and her term expires at the next election of Directors. Tamara A. Djokovich is married to Tom M. Djokovich who serves as a Chairman of the Board of Directors, Chief Executive Officer and Secretary of the Company. Mrs. Djokovich currently serves as the Assistant City Attorney for the City of Santa Ana, working primarily with the Public Works Agency, specializing in construction law and solid waste law. From 1991 to 1994, Mrs. Djokovich served as General Counsel for the Central Orange County Fixed Guideway Agency. Prior to working for the City of Santa Ana, Mrs. Djokovich was an Associate Attorney for the Law Offices of Bowie, Arneson, Kadi & Dixon, where she represented various water and school districts throughout Southern California. Mrs. Djokovich holds a Bachelor's Degree from the University of California, Irvine, and a Law Degree from Western State University.

        Alfred Urcuyo

        Mr. Urcuyo was elected to the Board of Directors on March 19, 1999 and his term expires at the next election of Directors. Mr. Urcuyo is a successful entrepreneur and business executive. In 1999, Mr. Urcuyo founded Processing Source International (PSI) to provide merchants with fully integrated, one-stop-shop e-commerce solutions. He successfully negotiated strategic alliances with Internet companies such as Sage Networks, IdeaCenter and Las Vegas Internet. Prior to founding PSI, Mr. Urcuyo, recognizing the tremendous market opportunities in the transaction processing industry, founded Cardservice America as an independent agent of Cardservice International. In the first year, his company produced the second highest sales of debit transactions in the nation for Cardservice International. In 1997, Mr. Urcuyo founded Home Loan Mortgage and within one year, he successfully sold the business. In 1996, Mr. Urcuyo founded Marketplace Consulting, Inc. Marketplace Consulting served several major clients, such as Peter Foy & Associates, whose client list includes J.D. Power & Associates, Dewey Pest Control, and Hughes Supermarkets. In 1992, Mr. Urcuyo joined Southern California Construction Consultants as General/Sales Manager. He recruited a sales staff of over 60 people and helped build a successful home improvement company. In 1988, Mr. Urcuyo entered into a distribution agreement with Multi-Flavor, a small manufacturer of yogurt machines. Over the next four years, he built a successful national sales distribution organization and increased sales over 600%. Prior to Multi- Flavor, Mr. Urcuyo joined Poolsaver, an Anthony Industry company, where he set several sales records and was offered the position of General Manager for the Northern California Division.

        Mark Deo

        Mr. Deo serves as a member of the Company's Board of Directors. Mr. Deo was elected to the Board of Directors on March 19, 1999 and his term expires at the next election of Directors. Mr. Deo also has served as a consultant to the Company since June 1998. He is the founder and senior partner in I.T. Advertising, a full service marketing and management firm founded in 1991. Mr. Deo assists clients in strategic planning and direction in both marketing and management. In addition he was senior VP of The Elite Group, an international marketing and management consulting group. With the Elite Group, Mr. Deo led the consulting relationship for American Express and consulted the Yamaha Corporation in their Hamamatsu offices. Mr. Deo is also a dual course instructor for Dale Carnegie training worldwide.

        George Taggart

        Mr. Taggart brings over 20 years of professional sales experience to the Company. In 1998, Mr. Taggart assisted in establishing Cardservice America as a premier agent office for Cardservice International. He was responsible for company personnel, including sales force and administrative staff. He was also responsible for shaping company's direction, vision and its implementation. Mr. Taggart helped establish the company as the number two office for debit sales corporate wide, and helped maintain Cardservice America within the top 20 agent office out of 200 offices nationwide in the last quarter. Prior to Cardservice America, Mr. Taggart was employed with Applied Graphics Technologies, who provided Digital Imaging at amusement parks, theme restaurants, movie premiers and entertainment gatherings. He was hired in as Manager, Nationwide Sales for their Amusematte Division, where his primary responsibilities included marketing, collaterals and management of their sales force.

        Dave Vargha

        Mr. Vargha brings to the Company over 15 years of extensive sales management expertise. Mr. Vargha, previously an employee of Processing Source International (PSI), who helped in the formation of PSI, recently became an employee of the Company as Vice President of Business Development. Prior to PSI, Mr. Vargha was acting Chief
Financial Officer and Vice President of Operations for Cardservice America, a merchant bankcard sales organization. From 1994 to 1997, Mr. Vargha started and ran his own painting and home improvement business, Home Improvement Specialists. Mr. Vargha holds a Bachelor's Degree from the University of California, Santa Barbara.

        C.     BACKGROUND AND EXPERIENCE - KEY MANAGEMENT

        Dan M. Baer, Vice President, Network Engineering

Mr. Baer joined the Company as Vice President, Network Engineering in October 1997. Prior to joining the Company, Mr. Baer co- founded InfoQuick, Inc., an Internet information service company, serving as Director of Research and Development and principal network engineer. From 1989 to 1996, Mr. Baer served as Assistant Manager of Software Design for the Canon Corporation, providing management and software development services and was the principal designer for several patents on firmware. From 1987 to 1989, he was a staff engineer in the advanced product development group for Epson America. From 1983 to 1987, Mr. Baer was a software engineer with Star Micronics Research Laboratories. During his career, Mr. Baer has also served as a consultant for various companies in the areas of network design and software development. Mr. Baer has patented commercial messaging technology for the Internet.

        Kyle Waltz, Vice President, Software Engineering

        Mr. Waltz Senior joined the Company as Senior Programmer in
June 1996. Since that time, he has established himself as a team leader and an integral part in the development of the Merchant Manager system. Mr. Waltz has extensive knowledge and background in the areas of HTML, DHTML, ASP, COM, data base programming and various programming languages necessary for product development within the Company's core group of business offerings. Mr. Waltz has successfully completed courses in Object Oriented C++, Visual Basic, Data Structures and ADA.

        Richard B. Anderson

        Mr. Anderson brings over six years of senior accounting and financial experience to Accesspoint. Prior to joining the Company, he held a senior financial position for Rainmaker Systems, Inc., where he was an integral part in their Initial Public Offering due diligence process associated with the filing of their S-1 document with the Securities and Exchange Commission. Mr. Anderson has extensive experience in both financial reporting and analysis. Prior to working for Rainmaker Systems, he was a Financial Analyst for Computer Marketplace, Inc. Mr. Anderson received his Bachelor's Degree in Finance from Arizona State University.

        Travis Williams

        Mr. Williams came to Accesspoint from AT&T Wireless Services where he had been a Customer Care Supervisor in a state-of-the-art call center of 400 employees for nearly five years. While with AT&T, Mr. Williams completed extensive courses and training in the management of customer relation services. He also worked in customer service management for Nintendo of America for several years. Mr. Williams holds an MBA from the University of Phoenix.

        Tom Maresh

        Mr. Maresh has been employed by the Company for over three years and is directly responsible for the development of the Company's technical service expertise. During his tenure with the Company, Mr. Maresh developed technical support systems credited for reducing support incident duration and increased accuracy of the Company's technical knowledge base. Mr. Maresh posses an extensive knowledge of various aspects of Internet and network services and assists in the training programs for all new Company support personnel. Mr. Maresh holds a Bachelor's Degree in Psychology from the University of California at Santa Cruz.

        Mary Ann Bentley, Vice President and Operations Manager

Mary Ann Bentley is married to James W. Bentley, the Company's President. Prior to joining the Company, Mrs. Bentley served as the accounting manager and inventory control manager for Bentley Marine Video, an underwater video technology company, from 1992 to 1997. In 1982, Mrs. Bentley went back to school and earned a nursing degree in 1986. From 1971 to 1981, Mrs. Bentley served as the accounting manager for Bentley Ranches, a 50,000-acre cattle ranch with interest in cattle, hay and timber. While on the ranch, Mrs. Bentley was very active in the community by earning an EMT I (emergency medical technician), volunteering as an ambulance driver, and organizing and acting as president of the cooperative preschool in the ranching community.

        E.     BOARD OF ADVISORS

        The Board of Advisors advises the Company's management team, with respect to technological and commercial issues concerning the Company's areas of interest. The Company's practice has been, and is expected to continue to be, to consult with members of the Board of Advisors on an individual basis as needed. All of the members of the Board of Advisors have entered into confidentiality agreements with the Company, and subject to this constraint, the Board of Advisors are entitled to accept employment with, or provide consulting services to others, including competitors or potential competitors of the Company.

        Toby Parrish

        Mr. Parrish is the Vice President of Industry Services for Equifax Inc. an e-commerce corporation that delivers authentication, e-commerce consulting, digital certificates, PKI, and encryption solutions to numerous technology, Internet, telecommunications, insurance, and on-line auction companies. Prior to Equifax Inc., Mr. Parrish was with Epoch Internet, the nations largest privately held Internet backbone provider as the Director of Network Operations and Customer Service, responsible for e- commerce consulting, mergers and acquisitions, product inventions, development process review, deal reviews, account management, project management, telecom, network operations, firewall/security and customer engineering. Prior to Epoch Internet, Mr. Parrish was with The Walt Disney Company as the Sr. Manager of end user computing and Financial Systems support group, managing employees on six continents responsible for defining and implementing the information services support strategy for the Consumer Products Division and it's 20,000 employees. Supporting legal, finance, records, books, domestic/international video, human resources, classics, stores, information systems, and executive. Prior to The Walt Disney Company, Mr. Parrish was with Bugle Boy Industries as the Manager of Information Services Support managing a quality team of support professionals responsible for defining and implementing support strategies for Bugle Boy Industries 260-store retail division and its 3,500 employees. Areas of functional focus include call center, POS, credit card processing, MIS, desktop support, LAN/WAN, sales audit, loss prevention, P&L, end user help desk, quality assurance, project management, telecom, and data entry. Mr. Parrish has 15 years of in-depth operations experience within multiple cultures, platforms, professions, and a proven ability to lead teams of experienced professionals that provide sales, e-commerce, internet, financial and technical services from start-ups to large corporations where Internet, I.S., and financial services are critically important.

        Greg S. Tolleson, CPA

        Mr. Tolleson is the managing partner of Tolleson & Associates, an accountancy firm providing consulting, accounting and income taxation services to over three hundred clients in varied businesses, including numerous technology and telecommunications companies. Prior to forming Tolleson & Associates, Mr. Tolleson spent eleven years with the international accounting firm of Deloitte & Touche, LLP, providing consulting, accounting and income tax services for a variety of clients ranging from small businesses and wealthy individuals to multinational corporations. Mr. Tolleson was a designated specialist in the area of hi-tech companies as well as the lead specialist for the Orange County office in the taxation of international operations. Mr. Tolleson holds a Masters Degree in income taxation. He is also a member of the American Institute of Certified Public Accountants and the California Society of Certified
Public Accountants.


        EXECUTIVE COMPENSATION

        The following table sets forth information regarding compensation earned during the Company's last three fiscal years by its Chief Executive Officer and other covered persons:


                           SUMMARY COMPENSATION TABLE


                                         Annual Compensation                                 Long-term Compensation
                                         -------------------                                 ----------------------
                                                                                      Awards                     Payouts
                                                                                      ------                     -------
   Name and Principal        Year      Salary        Bonus       Other       Restricted     Securities        LTIP        All other
        Position                         ($)          ($)         ($)           Stock         Under-         Payouts       compen-
                                                                               Award(s)       lying            ($)          sation
                                                                                 ($)         Options                          ($)
                                                                                               (#)

        (a)                  (b)          (c)          (d)          (e)          (f)           (g)            (h)            (i)


  Tom M. Djokovich,         1999(13)  $ 150,000    $  50,000    $  55,153     $       0      1,932,693      $       0      $      0
  CEO, Chairman of
  Board of Directors        1998(14)     65,430            0       54,570             0              0              0             0

                            1997(15)     58,400            0       61,600             0        231,100              0             0

  James W. Bentley,
  President, Director       1999(16)          0            0            0             0              0              0             0

                            1998              0            0            0             0        855,065              0             0

                            1997              0            0            0             0        138,660              0             0

  Alfred Urcuyo,Office
  of the President          1999        128,881            0            0             0      1,424,530              0             0

                            1998         77,212            0            0             0              0              0             0

                            1997              0            0            0             0              0              0             0


George Taggart,Chief
  Operations Officer        1999         97,417            0            0             0        315,000              0             0

                            1998         33,500            0            0             0              0              0             0

                            1997              0            0            0             0              0              0             0

  David Vargha,Vice
  President of Business
  Development               1999        104,443            0            0       157,500        315,000              0             0

                            1998         60,071            0            0             0              0              0             0

                            1997              0            0            0             0              0              0             0


(13) Bonus compensation represents a 25% deferral in compensation at the election of Executive. Other compensation represents amounts paid to Executive for deferred compensation from prior periods.

(14) Other compensation represents amounts deferred at election of Executive.

(15) Other compensation represents amounts deferred at election of Executive.

(16) James W. Bentley, President and a Director of the company does not have Employment Agreement with the Company, nor was he compensated as the President nor as a Director in each of the last three (3) Fiscal years. Included in Securities Underlying Options are options issued to the Bentley Family 1995 Trust and the Bentley Family Trust "C" in the amounts of 415,980 and 577,745, respectively, where James W. Bentley is a beneficiary.

        A.     INDIVIDUAL EXECUTIVE COMPENSATION

        Tom M. Djokovich

        Tom M. Djokovich is CEO and Chairman of the Board of Directors of the Company. The Company entered into an employment Agreement with Tom M. Djokovich dated January 4, 1999. The term of the Agreement shall be for a period of three
(3) years and shall commence on the date of execution and shall continue to and including December 31, 2001. The Employment Agreement provides for a base annual salary of $200,000 and other benefits. The base salary may be increased in an amount to be determined by the Board of Directors of the Company. Such increase amount may be an amount equal to the compensation then in effect multiplied by a fraction of not less then ten (10%) percent. The adjustments cannot reduce the base salary. The employment agreement also provides for the deferral of up to 25% of Mr. Djokovich's base salary for the first two (2) years without the prior approval of Mr. Djokovich. Furthermore, at any time during the balance of the term of the Agreement, the Company may defer up to $1,500 monthly of the Base Salary without Mr. Djokovich's consent. In such case, salary deferred will be exchanged for a note payable equal to the amount of salary deferred, and will accrue interest at a rate of eight (8%) percent per annum, and shall be due and payable within twelve (12) months of the execution of the note and/or immediately upon termination of the agreement. Mr. Djokovich and the Company may negotiate and mutually agree to repay any outstanding note payable in shares or options for shares of Common Stock in lieu of cash. The Employment Agreement provides for the payment of cash bonuses based on the gross revenue attainment of the Company during the term of each full fiscal year.

        The Employment Agreement with Mr. Djokovich also provides for non-cash compensation. In addition to the cash compensation set forth above, the Company has granted, to Mr. Djokovich an option to purchase 50,000 shares of the Company's Common Stock per year during the term of the Agreement, with an exercise price of $2.00 each, which vest at the rate of 1/12th (4,166.66) per month during the first and each subsequent year of the Agreement. The options shall be exercisable for a period of five (5) years from the grant date (January 4, 1999) and shall carry the same registration rights granted to members of Company's executive management team.

        James W. Bentley

        James W. Bentley is President and a Director of the Company. The Company did not enter into an Employment Agreement with James W. Bentley. The Company does not compensate James W. Bentley as the President nor as a Director. Furthermore, Mr. Bentley does not have a stock option agreement with the Company.

        Alfred Urcuyo

        Alfred Urcuyo is President and Chief Executive Officer of Processing Source International, Inc. (PSI), a wholly owned subsidiary of the Company, and holds the Office of the President and serves as a Director of the Company. PSI entered into an employment Agreement with Alfred Urcuyo on July 30,1999. The term of the Agreement shall be for a period of five (5) years and shall commence on the date of execution and shall continue to and including July 30, 2004. The Employment Agreement provides for an annual salary of $134,484 and other benefits. The base salary may be increased in an amount to be determined by the Board of Directors of the Company. It is proposed that such increase amount be an amount equal to the compensation then in effect multiplied by a fraction of not less then seven (7%) percent. The Employment Agreement provides for the payment of cash bonuses based on the gross revenue attainment of the Company during the term of each full fiscal year.

        The Employment Agreement with Mr. Urcuyo also provides for non- cash compensation. In addition to the cash compensation set forth above, the Company granted to Mr. Urcuyo an option to purchase 19,530 shares of the Company's Common Stock per year during the term of the Agreement, with an exercise price of $3.00 each, which vest at a rate of 1/12th of 19,530 (1,627.50) per month during the first and each subsequent year of this Agreement. The options are exercisable for a period of five (5) years from the grant date and carry the same registration rights granted to members of PSI's and the Company's executive management team.

        George Taggart

        George Taggart is, as of December 31, 1999, Chief Operations Officer of Processing Source International, Inc. (PSI), a wholly owned subsidiary of the Company. PSI entered into an employment Agreement with George Taggart on July 30, 1999. The term of the Agreement shall be for a period of four (4) years and shall commence on the date of execution and shall continue to and including July 30, 2003.
The Employment Agreement provides for an annual salary of $101,652 and other benefits. The base salary may be increased in an amount to be determined by the Board of Directors of the Company. It is proposed that such increase amount be an amount equal to the compensation then in effect multiplied by a fraction of not less then seven (7%) percent. The Employment Agreement provides for the payment of cash bonuses based on the gross revenue attainment of the Company during the term of each full fiscal year.

        The Employment Agreement with Mr. Taggart also provides for non- cash compensation. In addition to the cash compensation set forth above, the PSI and the Company granted to Mr. Taggart an option to purchase 15,000 shares of the Company's Common Stock per year during the term of the Agreement, with an exercise price of $3.00 each, which vest at a rate of 1/12th of 15,000 (1,250) per month during the first and each subsequent year of this Agreement. The options are exercisable for a period of five (5) years from the grant date and carry the same registration rights granted to members of PSI's and the Company's executive management team.

        David Vargha

  David Vargha is, as of December 31, 1999, Vice President of Business Development of Processing Source International, Inc. (PSI), a wholly owned subsidiary of the Company. PSI entered into an employment Agreement with David Vargha on July 30, 1999. The term of the Agreement shall be for a period of four
(4) years and shall commence on the date of execution and shall continue to and including July 30, 2003. The Employment Agreement provides for an annual salary of $108,984 and other benefits. The base salary may be increased in an amount to be determined by the Board of Directors of the Company. It is proposed that such increase amount be an amount equal to the compensation then in effect multiplied by a fraction of not less then seven (7%) percent. The Employment Agreement provides for the payment of cash bonuses based on the gross revenue attainment of the Company during the term of each full fiscal year.

        The Employment Agreement with Mr. Vargha also provides for non- cash compensation. In addition to the cash compensation set forth above, the PSI and the Company granted to Mr. Vargha an option to purchase 15,000 shares of the Company's Common Stock per year during the term of the Agreement, with an exercise price of $3.00 each, which vest at a rate of 1/12th of 15,000 (1,250) per month during the first and each subsequent year of this Agreement. The options are exercisable for a period of five (5) years from the grant date and carry the same registration rights granted to members of PSI's and the Company's executive management team.

        The following table sets forth information on grants of stock options by the Company to the Named Executive Officers during its last completed fiscal year:


OPTION GRANTS IN LAST FISCAL YEAR
[Individual Grants]



        Name                  Number of           Percent of
                              Securities         Total Options   Exercise         Market         Expiration
                             Underlying           Granted to       Price           Price            Date
                           Options Granted       Employees in     $(/Sh)          $(/Sh)
                                (#)              Fiscal Year

        (a)                     (b)                  (c)           (d)             (e)              (f)

Tom M. Djokovich,
CEO, Chairman of
Board of Directors           1,882,693              45.2%      $      0.35      $      0.00         02/25/04
                                50,000               1.2%      $      0.35      $      0.00         01/03/04

James W. Bentley,
President, Director                  0               0.0%      $      0.00      $      0.00              N/A

Alfred Urcuyo, Office
of the President                 5,000               0.1%      $      5.25      $      5.25         03/31/04
                                19,530               0.4%      $      5.12      $      5.12         08/29/04
                             1,400,000              33.6%      $      3.00      $      5.12         08/29/04

George Taggart, Chief
Operations Officer              15,000               0.4%      $      5.12      $      5.12         08/29/04
                               300,000               5.6%      $      3.00      $      5.12         08/29/04

David Vargha,
Vice President of
Business Development            15,000               0.4%      $      5.12      $      5.12         08/29/04
                               300,000               7.2%      $      3.00      $      5.12         08/29/04



The following table sets forth information regarding exercise of stock options by the Named Executive Officers during its last completed fiscal year. No options were exercised by the Named Executive Officers during 1999:




                 AGGREGATE OPTIONS EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES




        Name               Shares
                           Acquired      Value             Number of Securities           Value of unexercised
                             on        Realized           Underlying Unexercised           In-the-Money Options
                           Exercise       ($)              Options at FY-End (#)             at FY-End($)(17)
                             (#)

                                                        Exercisable   Unexercisable   Exercisable       Unexercisable

         (a)                 (b)          (c)                       (d)                             (e)

Tom M. Djokovich,
CEO, Chairman of
Board of Directors            0      $        0.00          231,100            0      $     954,443      $        0.00
                              0      $        0.00        1,882,693            0      $   7,813,176      $        0.00
                              0      $        0.00           50,000            0      $     125,000      $        0.00

James W. Bentley,
President, Director           0      $        0.00          138,660            0      $     579,599      $        0.00
                              0      $        0.00          277,320            0      $   1,150,878      $        0.00
                              0      $        0.00          115,550            0      $     462,200      $        0.00
                              0      $        0.00          154,065            0      $     636,288      $        0.00
                              0      $        0.00          154,065            0      $     636,288      $        0.00
                              0      $        0.00          154,065            0      $     636,288      $        0.00


Alfred Urcuyo,
Office of the President       0      $        0.00                0        5,000      $        0.00      $        0.00
                              0      $        0.00            6,510       13,020      $        0.00      $        0.00
                              0      $        0.00                0    1,400,000      $        0.00      $   2,100,000



George Taggart,
Chief Operations Officer      0      $        0.00            5,000       10,000      $        0.00      $        0.00
                              0      $        0.00                0      300,000      $        0.00      $     450,000


David Vargha,
Vice President of
Business Development          0      $        0.00            5,000       10,000      $        0.00      $        0.00
                              0      $        0.00                0      300,000      $        0.00      $     450,000



(17) Based on the closing stock price of $4.50 at December 31, 1999.

        The following table sets forth information regarding each award made to the Named Executive Officers by the Company of stock options under any Long-Term Incentive Plan during its last completed fiscal year:

               LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR



                Name                    Number of      Performance              Estimated Future Payouts Under
                                      Shares, Units     of Other                Non-Stock Price-Based Plans
                                       or Other       Period Until
                                        Rights (#)    Maturation or   Threshold      Target     Maximum
                                                         Payout        ($ or #)     ($ or #)    ($ or #)

       (a)                                   (b)           (c)          (d)           (e)           (f)


Tom M. Djokovich, CEO, Chairman of
Board of Directors                             0           N/A          N/A           N/A           N/A

James W. Bentley,
President, Director                            0           N/A          N/A           N/A           N/A

Alfred Urcuyo,
Office of the President                  210,000       12 Mos.           $0            $0       210,000
(18)                                     385,000       24 Mos.           $0            $0       385,000
                                         805,000       36 Mos.           $0            $0       805,000

George Taggart,
Chief Operations Officer                  45,000       12 Mos.           $0            $0        45,000
(19)                                      82,000       24 Mos.           $0            $0        82,000
                                         172,000       36 Mos.           $0            $0       172,000

David Vargha,
Vice President of
Business Development                      45,000       12 Mos.           $0            $0        45,000
(20)                                      82,000       24 Mos.           $0            $0        82,000
                                         172,500       36 Mos.           $0            $0       172,500

(18) Mr. Urcuyo has been granted by the Company, Options to purchase an aggregate of up to 1,400,000 shares of the Company's Common Stock. These Options conditionally vest upon the attainment of certain earnings and revenue milestones as set forth herein. Upon revenue attainment of $5,000,000, 210,000 Options will conditionally vest, upon revenue attainment of $16,000,000, 385,000 Options will conditionally vest, and upon revenue attainment of $50,000,000, the remaining 805,000 Options will conditionally vest. The revenue levels must be attained within the following time periods: $5,000,000 in twelve (12) months, $16,000,000 in twenty-four (24) months, and $50,000,000 in thirty-six (36)
months. If the revenue levels are not so attained within the stated times, the number of options available for conditional vesting shall decrease at a rate of ten percent (10%) of the then remaining amounts of options available for conditional vesting each calendar month, prorated on the basis of number of days in each calendar month. Twenty-five percent (25%) of the then conditionally vested Options fully vest upon the expiration of thirty (30) days after the date of conditional vesting, thereafter, the conditionally vested Options fully vest at the rate of 1/11 of the amount of remaining conditionally vested Options available for final vesting per month, prorated over a thirty (30) day month.

(19) Mr. Taggart has been granted by the Company, Options to purchase an aggregate of up to 300,000 shares of the Company's Common Stock. These Options conditionally vest upon the attainment of certain earnings and revenue milestones as set forth herein. Upon revenue attainment of $5,000,000, 45,000 Options will conditionally vest, upon revenue attainment of $16,000,000, 82,500 Options will conditionally vest, and upon revenue attainment of $50,000,000, the remaining 172,500 Options will conditionally vest. The revenue levels must be attained within the following time periods: $5,000,000 in twelve (12) months, $16,000,000 in twenty-four (24) months, and $50,000,000 in thirty-six (36)
months. If the revenue levels are not so attained within the stated times, the number of options available for conditional vesting shall decrease at a rate of ten percent (10%) of the then remaining amounts of options available for conditional vesting each calendar month, prorated on the basis of number of days in each calendar month. Twenty-five percent (25%) of the then conditionally vested Options fully vest upon the expiration of thirty (30) days after the date of conditional vesting, thereafter, the conditionally vested Options fully vest at the rate of 1/11 of the amount of remaining conditionally vested Options available for final vesting per month, prorated over a thirty (30) day month.


(20) Mr. Vargha has been granted by the Company, Options to purchase an aggregate of up to 300,000 shares of the Company's Common Stock.

These Options conditionally vest upon the attainment of certain earnings and revenue milestones as set forth herein.

Upon revenue attainment of $5,000,000, 45,000 Options will conditionally vest, upon revenue attainment of $16,000,000, 82,500 Options will conditionally vest, and upon revenue attainment of $50,000,000, the remaining 172,500 Options will conditionally vest. The revenue levels must be attained within the following time periods: $5,000,000 in twelve (12) months, $16,000,000 in twenty-four (24) months, and $50,000,000 in thirty-six (36) months. If the revenue levels are not so attained within the stated times, the number of options available for conditional vesting shall decrease at a rate of ten percent (10%) of the then remaining amounts of options available for conditional vesting each calendar month, prorated on the basis of number of days in each calendar month. Twenty-five percent (25%) of the then conditionally vested Options fully vest upon the expiration of thirty (30) days after the date of conditional vesting, thereafter, the conditionally vested Options fully vest at the rate of 1/11 of the amount of remaining conditionally vested Options available for final vesting per month, prorated over a thirty (30) day month.

        B.     1999 STOCK INCENTIVE PLAN

        A total of 7,000,000 shares of the Company's Common Stock have been reserved for issuance under the Company's 1999 Stock Incentive Plan (the "1999 Plan") which was adopted in March 1999. At December 31, 1999, options to acquire a total of 5,608,293 shares of Common Stock had been granted under the 1999 Plan to employees and non-employees, of which 0 have expired because of employee termination, and all remaining options issuable thereunder were available for future grant.

        The 1999 Plan provides for the grant to employees of the Company (or any Parent or Subsidiary), of "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance award, or any combination of the foregoing (collectively, "Awards"). Participation in the 1999 Plan is open to all employees, officers, directors and consultants of the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time.

        The 1999 Plan is administered by the Board of Directors or such committee or committees as the Board may, from time to time, appoint to administer the 1999 Plan ("Administrator"). The 1999 Plan currently administered by the Board of Directors. The Administrator selects the eligible persons to whom Awards may be granted and the type of Award to be granted and determines, as applicable, the number of shares to be subject to each Award, the exercise price and the vesting. In making such determination, the Administrator takes into account the grantees' present and potential contributions to the success of the Company and other relevant factors.

        The exercise price of all incentive stock options granted under the 1999 Plan must be at least equal to the fair market value of the shares of Common Stock on the date of grant. The 1999 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Options granted under the 1999 Plan vest pursuant to terms determined by the Administrator.

        Under the 1999 Plan, restricted or unrestricted shares of Common Stock may be granted to eligible participants pursuant to terms determined by the Administrator. As a condition precedent to the grant of any award un the 1999 Plan or the exercise pursuant to such an award or to the delivery of certificates for shares issued pursuant to any award, the Administrator may require the grantee or the grantee's successor or permitted transferee, as the case may be, to become a party to a stock restriction agreement of the Company is such form as the Administrator may require.

        Stock appreciation rights ("SARs") may be granted to eligible participants. An SAR entitles the grantee to receive, subject to the provisions of the plan and any grant agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the base price per share specified in the grant agreement, times (ii) the number of shares specified in the SAR, or portion thereof, which is exercised. Payment upon exercise of a SAR may be made by the Company in Common Stock or cash, or any combination of Common Stock or cash at the discretion of the Administrator.

        The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units ("phantom stock") in such amounts and on such terms and conditions as the Administer may determine. An Award of phantom stock may be settled in Common Stock, cash, or in a combination of Common Stock or cash at the discretion of the Administrator. Except as otherwise provided in the applicable grant agreement, a phantom stock grantee does not have the rights of a stockholder with respect to any phantom stock units solely as a result of a grant of a phantom stock unit Award.

        Under the 1999 Plan, the Administrator may, in its discretion, grant performance Awards which become payable on account of attainment of one or more performance goals established by the Administrator. Performance goals may be based on the Company's or an affiliates operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company or an affiliate as a whole, over such performance period as the Administrator may designate. Performance Awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock or cash at the discretion of the Administrator.

        Under the 1999 Plan, if any change is made in the Company's capitalization, by reason of a sock dividend, spin-off, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator may, it its discretion, make appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the 1999 Plan and to the number, kind and price of shares covered by outstanding Awards. The Administrator may reduce the number of shares subject to Awards or provide or mandate alternative settlement methods.

        The 1999 Plan provides that Awards may be granted from time to time in substitution for awards held by employees or directors of entities who become or are about to become employees or directors of the Company or an affiliate of the Company as a result of a merger or consolidation of the employing entity with the Company or an affiliate, or the acquisition by the Company or an affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards granted may vary from the terms and conditions set forth in the 1999 Plan to the extent that the Administrator may deem appropriate at the time to conform the substitute Awards to the provisions of the awards for which they were substituted.

        C.     OUTSTANDING OPTIONS

        As of December 31, 1999, the Company had 5,608,293 options issued and outstanding. Of the 5,608,293 outstanding options, 3,882,693 non-qualified and 1,650,359 qualified options were issued to employees to purchase shares of its Common Stock under its 1999 Plan. In addition to options granted to employees, the Company had issued 75,241 qualified options to consultants and non-employee Directors. Of the 5,608,293 options issued, 0 options expited when employees' employment with the Company terminated.

        D.     COMPENSATION OF DIRECTORS

The Company provides Directors with options to purchase 5,000 shares of common stock for each calendar year of service as a Director. The Company provides compensation to Directors of the Company, who are also officers or employees of the Company, for services rendered as officers or employees of the Company. Only Tom M. Djokovich, James W. Bentley are Directors of the Company who are also officers and employees of the Company.

        DESCRIPTION OF SECURITIES

        The Company's authorized capital stock, as of April 10, 2000, consists of 30,000,000 shares divided into 25,000,000 shares of Common Stock, par value $0.001 per share and 5,000,000 shares of Preferred Stock, par value $0.001 per share. There were 14,964,182 Common Shares issued and outstanding as of April 10, 2000. The Company had issued no Preferred Stock as of December 31, 1999.

        Common Stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and non-assessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of Common Stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any directors. In the event of liquidation of the Company, each shareholder is entitled to receive a proportionate share of the Company's assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any. All shares of the Company's Common Stock issued and outstanding are fully-paid and nonassessable. Holders of the Common Stock are entitled to share pro rata in dividends and distributions with respect to the Common Stock, as may be declared by the Board of Directors out of funds legally available therefore.

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

The Company's Common Stock is quoted on the Over-The-Counter
Bulletin Board System.

As of December 31, 1999, the Company had approximately 181 shareholders of record of its Common Stock. The Company's common stock is quoted on the over-the-counter bulletin board system (OTC-BB) under the symbol "ASAP." The table below reflects the high and the low bid and ask quotations for each of the Company's fiscal quarters for the last two fiscal years. The prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and do not necessarily represent actual transactions.


                    1999
               --------------
                HIGH     LOW
               ------  ------
1st Quarter    $ 5.75  $ 5.25

2nd Quarter    $ 6.88  $ 4.62

3rd Quarter    $ 6.00  $ 4.62

4th Quarter    $ 6.12  $ 4.44


                    1998
               ---------------
                HIGH     LOW
               ------   ------
1st Quarter      N/A     N/A

2nd Quarter      N/A     N/A

3rd Quarter      N/A     N/A

4th Quarter      N/A     N/A

        C.     Number of Holders

        As of April 10, 1999, there were approximately 200 shareholders holding Common Stock.

        D.     Dividends

        The payment of dividends is within the discretion of the Board of Directors of the Company. The Company currently intends to retain all earnings, if any, in the foreseeable future for use in the development of the Company's business. The Company has not paid dividends since inception. It is not anticipated that any dividends will be paid in the foreseeable future and there can be no assurance that dividends can or will ever be paid. The payment of dividends is contingent upon future earnings, if any, the Company's financial condition and capital requirements, general business conditions and other factors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Except for acts or omissions which involve intentional misconduct, fraud or known violation of law or for the payment of dividends in violation of Nevada Revised Statutes, there shall be no personal liability of a director or officer to the Company, or its stockholders for damages for breach of fiduciary duty as a director or officer. The Company may indemnify any person for expenses incurred, including attorneys fees, in connection with their good faith acts if they reasonably believe such acts are in and not opposed to the best interests of the Company and for acts for which the person had no reason to believe his or her conduct was unlawful. The Company may indemnify the officers and directors for expenses incurred in defending a civil or criminal action, suit or proceeding as they are incurred in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount of such expenses if it is ultimately determined by a court of competent jurisdiction in which the action or suit is brought determined that such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

        A.     STATUTES REGARDING INDEMNIFICATION OF
DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

        So far as permitted by the Nevada Business Corporation Act, the Company may indemnify its directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or to have engaged in willful misconduct.

        Section 78.751(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.751(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

        Section 78.751(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his of her actions were not opposed to the corporation's best interests. Unless the court rules that the party is reasonable entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

        To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.751(1) or 78.751(2), Section 78.751(3) of the NRS requires that he or she be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

        Section 78.751(4) of the NRS limits indemnification under Section 78.751(1) and 78.751(2) to situations in which either (i) the stockholders; (ii) the majority of a disinterested quorum of directors; or (iii) independent legal counsel determine that indemnification is proper under the circumstances.

        Pursuant to Section 78.175(5) of the NRS, the corporation may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section 78.751(6)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(6)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

        Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.



        Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

        B.     ARTICLES OF INCORPORATION

        Article Twelve of the Articles of Incorporation provides that "No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided however, that the foregoing provision shall not eliminate or limit the liability or a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statues. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts of omissions prior to such repeal or modification.

        ITEM 3. BANKRUPTCY OR RECEIVERSHIP

     Not applicable

        ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

     Not applicable.

        ITEM 5. OTHER EVENTS

     Successor Issuer Election.

     Upon execution of the Merger Agreement and accomplishment of the merger, pursuant to Rule 12g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission, Accesspoint became the successor issuer to J.S.J. for reporting purposes under the Securities Exchange Act of 1934 and elected to report under the Act effective April 12, 2000.

        ITEM 6. RESIGNATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

        Not applicable.


        ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)     Financial statements.

The audited financial statements of Accesspoint for the fiscal year ended December 31, 1999 are included herein. In addition, pro forma financial statements reflecting the combined financial statements of Accesspoint and J.S.J. at December 31, 1999 are included herein.

(b)     Exhibits

Exhibit No.     Description
-----------     --------------
10.1            Articles of Merger
10.2            Agreement and Plan of Merger

Financial Statements

     Index to Financial Statements................................F-1
     Independent Auditors' Report.................................F-2
     Balance Sheets...............................................F-3
     Statements of Operations and Comprehensive Income (Loss).....F-4
     Statements of Cash Flows.....................................F-5
     Statements of Shareholders Equity............................F-6
     Notes to Financial Statements................................F-7
     Notes to Financial Statements(Continued).................... F-8 thru F-18
     Independent Auditor's Report - Pro Forma Financials..........F-19
     Notes to Pro Forma Financial Statements......................F-20
     Pro Forma Balance Sheet (Unaudited)..........................F-21
     Pro Forma Statement of Operations (Unaudited)................F-22

                             ACCESSPOINT CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(CONTINUED)

                          INDEPENDENT AUDITORS' REPORT

                            To the Board of Directors
                             Accesspoint Corporation
                               Irvine, California


Members of the Board:

        We have audited the accompanying consolidated balance sheets of Accesspoint Corporation and its subsidiary ("the Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note O to the consolidated financial statements, the Company has suffered recurring losses and cash shortages. These issues raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.



March 14, 2000
Los Angeles, California

                             ACCESSPOINT CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998



                                    ASSETS



                                                        1999               1998
                                                   ------------       ------------

Current Assets
Cash and cash equivalents                          $     54,348       $      7,284
Accounts receivable, net                                560,845             70,510
Inventory                                                14,007              3,279
Other receivables                                           731                  0
Prepaid expenses                                         18,579                  0
                                                   ------------       ------------

               Total Current Assets                     648,510             81,073
                                                   ------------       ------------
Fixed Assets
        Furniture and equipment (net)                   452,259            226,758
                                                   ------------       ------------

               Total Fixed Assets                       452,259            226,758
                                                   ------------       ------------

Other Assets
        Deposits                                         29,856              6,896
        Intangibles, net                                  2,481                387
                                                   ------------       ------------

               Total Other Assets                        32,337              7,283
                                                   ------------       ------------

        Total Assets                               $  1,133,106       $    315,114
                                                   ============       ============

                         LIABILITIES AND STOCKHOLDERS' EQUITY


Current Liabilities
        Accounts payable and accrued expenses      $    646,011       $    205,926
        Deferred compensation                           155,720            201,157
        Deferred revenue                                  7,854              5,505
        Current portion, capitalized leases             125,737             44,639
        Current portion, notes payable                  100,000            262,000
                                                   ------------       ------------

        Total Current Liabilities                     1,035,322            719,227

Capital Lease obligations,
net of current portion                                  278,925             65,528
Notes payable, net of current portion                   100,000                  0
                                                   ------------       ------------

        Total Liabilities                             1,414,247            784,755
                                                   ------------       ------------
Stockholders' Equity

        Common stock, $.001 par value,
        20,000,000 shares authorized,
        14,832,000 and 14,576,000 issued and
        outstanding, respectively                  $     14,832       $     14,576
        Additional paid in capital                 $  2,315,265       $    292,176
        Retained deficit                           $ (2,611,238)      $   (776,393)
                                                   ------------       ------------

        Total Stockholders' Equity                 $   (281,141)      $   (469,641)
                                                   ------------       ------------
        Total Liabilities and
        Stockholders' Equity                       $  1,133,106       $    315,114
                                                   ============       ============

Accountant's report and notes are an integral part of these financial statements.

                             ACCESSPOINT CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           DECEMBER 31, 1999 AND 1998



                                                               1999               1998
                                                           ------------       ------------

Sales, net                                                 $  2,479,770       $  1,341,283

Cost of sales                                                   426,902            248,670
                                                           ------------       ------------

        Gross profit                                       $  2,052,868       $  1,092,613

Selling expenses                                                603,461            547,427

General and administrative expenses                           3,040,174            870,180
                                                           ------------       ------------

        Income (loss) from operations                        (1,590,767)          (324,994)
                                                           ------------       ------------

Other (Income) Expense
        Interest income                                          (8,269)                 0
        Interest expense                                         80,872             62,233
                                                           ------------       ------------

        Total Other (Income) Expense                             72,603             62,233
                                                           ------------       ------------

        Income (loss)  before extraordinary
             expense and income taxes                        (1,663,370)          (387,227)

Extraordinary expense, net of income tax effect of $0
        Legal settlement                                        169,875                  0
                                                           ------------       ------------

        Income (loss) before income taxes                    (1,833,245)          (387,227)

Provison for income taxes                                         1,600                800

        Net income (loss)                                  $ (1,834,845)      $   (388,027)
                                                           ============       ============

        Net loss per share (basic and diluted)
             Basic                                         $      (0.12)      $      (0.03)
             Diluted                                       $      (0.12)      $      (0.03)

        Weighted average number of shares
             Basic                                           14,704,000         14,576,000
             Diluted                                         14,704,000         14,576,000

        Extraordinary expense per share
             Basic                                         $       0.01       $       0.00
             Diluted                                       $       0.01       $       0.00




Accountant's report and notes are an integral part of these financial statements.

                             ACCESSPOINT CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                                    1999              1998
                                                                                 -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES
        Net Income (loss)                                                        $(1,834,845)       $ (388,027)

Adjustments to reconcile net loss to net cash used in operating activities:
        Amortization                                                                     503               239
        Depreciation                                                                 160,568            36,228
        Decrease (Increase) in receivables                                          (490,335)          (67,135)
        Decrease (Increase) in inventory                                             (10,728)           (3,279)
        Decrease (Increase) in other receivables                                        (731)                0
        Decrease (Increase) in prepaid expenses                                      (18,579)                0
        Decrease (Increase) in deposits                                              (22,960)           (5,310)
        (Decrease) Increase in accounts payable
             and accrued expenses                                                    440,085            71,208
        (Decrease) Increase in deferred compensation                                 (45,436)          201,157
        (Decrease) Increase in deferred revenue                                        2,349             1,439
                                                                                 -----------       -----------

        Total Adjustments                                                             14,736           234,547
                                                                                 -----------       -----------

        Net cash used in operations                                              $(1,820,110)      $  (153,480)
                                                                                 -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES
        Purchase of intangibles                                                       (2,597)                0
        Purchase of furniture and equipment                                          (26,247)                0
                                                                                 -----------       -----------

        Net cash used in investing activities                                        (28,844)                0
                                                                                 -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES
        Issuance of debt                                                             100,000           119,944
        Payments on capital leases                                                  (102,781)                0
        Payments on long term debt                                                  (162,000)                0
        Sale of stock                                                              2,060,799           194,300
                                                                                 -----------       -----------

        Net cash provided by financing activities                                  1,896,018           314,244
                                                                                 -----------       -----------

        Net change in cash and cash equivalents                                       47,064           160,764
                                                                                 -----------       -----------

        Cash and cash equivalents at beginning of year                                 7,284             5,112
                                                                                 -----------       -----------

        Cash and cash equivalents at end of year                                 $    54,348       $     7,284
                                                                                 ===========       ===========
        Supplemental cash flows disclosures:
             Income tax payments                                                 $     1,600       $       800
                                                                                 -----------       -----------

             Interest payments                                                   $    80,346       $    62,233
                                                                                 -----------       -----------

            Non cash investing and financing
            Addition of equipment on capital leases                              $   359,822       $    77,169
                                                                                 -----------       -----------



Accountant's report and notes are an integral part of these financial statements.

                             ACCESSPOINT CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                           1999              1998
                                                        -----------       -----------
Retained (deficits)
        Balance at beginning of year                    $  (776,393)      $  (388,366)
        Net income (loss)                                (1,834,845)         (388,027)
                                                        -----------       -----------

        Balance at end of year                           (2,611,238)         (776,393)
                                                        -----------       -----------

Common stock, par value $.001
thousands of shares)
        Balance at beginning of year                         14,576            25,000
        Common stock issued in reverse acquisition                0           (10,940)
        Common stock issued                                     256               516
                                                        -----------       -----------

        Balance at end of year                               14,832            14,576
                                                        -----------       -----------

Additional paid in capital
        Balance at beginning of year                        292,176            97,376
        Sale of common stock                              2,023,089           194,800
                                                        -----------       -----------

        Balance at end of year                            2,315,265           292,176
                                                        -----------       -----------

Total stockholders' equity at end of year               $  (281,141)      $  (469,641)
                                                        ===========       ===========


Accountant's report and notes are an integral part of these financial statements.

                             ACCESSPOINT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998



Note A - Nature of Activities

        Incorporated in the State of Nevada, Accesspoint Corporation ("the Company") is a "C" Corporation as organized under the Internal Revenue Code. The Company is a regional Internet access provider, offering a wide range of Internet services to businesses and individuals in Southern California. These services include Internet access, Internet telephony and faxing, web site design and hosting services.

        The Company focuses on providing turnkey electronic commerce (e-commerce) services to small and midsize business. As a result, the Company developed Merchant Manager*, a complete and secure e-commerce and merchant banking solution for small businesses seeking to engage in business-to-business and business-to-consumer e-commerce.

        The Company also developed Transaction Manager* for small and midsize businesses who need transaction processing capabilities.

        The Company's mission is to provide innovative, practical, top- quality and fast time to market e-commerce products and services that save time and improve the way people transact business. The Company believes its first responsibility is to the customers who use its products and services.

        Through its acquisition of Processing Source International, Inc. ("PSI") in 1999, the Company is also a provider of merchant credit card accounts and a full service credit card processing company. Servicing both retail and Internet merchants, PSI also sells and leases an e-commerce product as well as credit card terminals.

Note B - Summary of Significant Accounting Policies

        Revenue Recognition

        The Company recognizes revenue from Internet access, web hosting and related services, on a prepaid basis. Customers can prepay for monthly, quarterly or annual service. Prepaid access is recorded as a liability in the form of deferred revenue and recognized as revenue is earned in future periods.

        Revenue from software and hardware sales and services are recognized as products are shipped, downloaded, or used.

        The Company reports income and expenses on the accrual basis for both financial and income tax reporting purposes.

                             ACCESSPOINT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


Note B - Summary of Significant Accounting Policies (continued)

        Principles of Consolidation

        The consolidated financial statements include the accounts of the Yamahamas, Inc. (subsequently renamed Accesspoint Corporation), Accesspoint Corporation (subsequently dissolved) and its wholly owned subsidiary PSI. All material intercompany accounts and transactions have been eliminated in consolidation.

        Risks and Uncertainties

        The Company is subject to substantial risks from, among other things, intense competition in the Internet industry in general and the provisions of Internet access specifically, other risks associated with the Internet industry, financing, liquidity requirements, rapidly changing technology, limited operating history, and the volatility of public markets.

        Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include collectibility of accounts receivable, accounts payable, sales returns and recoverability of long-term assets.

        Allowance for Doubtful Accounts

        The Company has made an allowance for doubtful accounts for trade receivables.

        Fixed Assets

        Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, or the remaining term of the lease, as follows:

               Furniture and Fixtures       5 years
               Equipment                    5 years
               Hardware and Software        3 years

        Inventory

        Inventory is valued at the lower of cost or market; cost is determined on the weighted average method. As of December 31, 1999 and 1998, inventory consisted only of finished goods.

                             ACCESSPOINT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

Note B - Summary of Significant Accounting Policies (continued)

        Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with initial maturities of three months or less to be cash equivalents.

        Concentration of Credit Risk

        Financial instruments, which subject the Company to credit risk, consist primarily of cash equivalents and trade accounts receivable. Concentration of credit risk with respect to trade accounts receivable are generally diversified to the large number of entities comprising the Company's customer base and their geographic dispersion. The Company actively evaluates the creditworthiness of the customers with which it conducts business.

        Advertising

        Advertising costs are expensed in the year incurred.

        Earnings Per Share

        Earnings per share are based on the weighted average number of shares of common stock and common stock equivalents outstanding during each period. Earnings per share are computed using the treasury stock method. The options to purchase common shares are considered to be outstanding for all periods presented but are not calculated as part of the earnings per share.

        Stock-based Compensation

        The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation cost is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

        Impairment of Long-Lived Assets

        The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. There have been no such impairments to date.

                             ACCESSPOINT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

Note C - Business Combinations

        In March 1999 the Company completed a reverse acquisition by Yamahamas, Inc. (a Nevada Corporation), with Yamahamas as the surviving corporation. The separate existence of Accesspoint ceased as of the date of completion of the acquisition. A total of 2,271,763 common shares were exchanged in a 1:4.62 ratio. All issued and outstanding shares of Accesspoint Corporation were converted into the right to receive shares of Yamahamas, Inc. upon completion of the acquisition. Subsequent to the completion of the reverse acquisition, Yamahamas, Inc. changed its name to Accesspoint Corporation and trades on the NASDAQ Bulletin Board Market under the symbol ASAP.

        The transaction has been accounted for as a reverse acquisition. The transaction is a merger of a private operating company (old Accesspoint) into a non-operating public shell corporation with nominal assets. The owners of old Accesspoint obtained operating control of the combined company after the transaction.

        In July 1999, the Company acquired PSI by exchanging 516,062 shares of its Common stock for all the issued and outstanding Common stock of PSI. The acquisition has been accounted for as a pooling-of-interests under the APB No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of PSI as though it has always been a part of the Company.

        The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements are as follows:


                              1999              1998
                          -----------       -----------

Sales
        Accesspoint       $   764,508       $   525,932
        PSI                 1,868,005           815,351
        Eliminations         (152,743)                0
                          -----------       -----------

        Combined          $ 2,479,770       $ 1,341,283
                          -----------       -----------

Net Income (loss)
        Accesspoint       $(1,432,185)      $  (421,650)
        PSI                  (402,660)           33,623
                          -----------       -----------

Combined                  $(1,834,845)      $  (388,027)
                          -----------       -----------

                             ACCESSPOINT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998



Note D - Cash

        The Company maintains its cash balances at a bank located in Anaheim, California. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. As of December 31, 1999 and 1998, there were no uninsured portion of the balances held at the bank.

Note E - Fixed Assets

Fixed assets consist of the following:

                                                  1999            1998
                                               ---------       ---------

Furniture and fixtures                         $  20,011       $  20,011
Office equipment                                  93,709          30,559
Computer hardware and software                   682,868         359,948
                                               ---------       ---------

                                                 796,588         410,518
Accumulated depreciation                        (344,329)       (183,760)
                                               ---------       ---------

Total                                          $ 452,259       $ 226,758
                                               =========       =========

        At December 31, 1999 and 1998 included in fixed assets are costs of $321,353 and $124,387, respectively, of assets recorded under capital leases.

        For the years ended December 31, 1999 and 1998, included in accumulated depreciation are $116,931 and $28,726, recorded on assets under capital leases, respectively.

        Note F- Commitments and Contingencies

        Capital Leases - The Company leases certain machinery and equipment under capital leases. Future minimum rental payments, under capital leases are:

               2000           $ 125,737
               2001             127,525
               2002             117,448
               2003              30,444
               2004               3,508

                             ACCESSPOINT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


Note F- Commitments and Contingencies (continued)

        Operating Leases - The Company leases certain of its facilities and equipment under non-cancelable operating leases. Future minimum rental payments, under leases that have initial or remaining non-cancelable lease terms in excess of one year are:

               2000              $ 156,154
               2001                 35,464
               2002                  4,080
               2003                  4,080
               2004                  4,080

        Rent expense for the years ended December 31, 1999 and 1998 was $157,524 and $22,494, respectively.

        The Company has entered into certain employment agreements as follows for the retention of key employees:

        Dated January 4, 1999 the Company entered into an employment agreement for the services of Tom M. Djokovich as Chief Executive Officer at a base salary of two hundred thousand dollars $(200,000) per annum, increasing by at least ten percent per annum for the duration of the agreement. The agreement also calls for the payment of cash bonuses based on revenue and net income, and the granting of stock options to purchase fifty thousand (50,000) shares of the Company stock per year for the duration of the agreement at an exercise price of $5.25 per share. The agreement terminates on December 31, 2001.

        Dated March 22, 1999 the Company entered into an employment agreement for the services of Kyle J. Waltz as Vice President of Software Engineering,. The base salary of sixty one thousand one hundred dollars $(61,100) per annum, increasing by at least seven percent per annum. The agreement calls for the granting of stock options to purchase common stock of fifteen thousand shares at $5.25 per share. The agreement terminates March 21, 2000.

        Dated March 22, 1999 the Company entered into an employment agreement for the service of Thomas C. Maresh as Technical Information Manager at a base salary of forty thousand dollars $(40,000) per annum, increasing by at least seven percent per annum. The agreement calls for the granting of options to purchase fifteen thousand shares of common stock at $5.25 per share. The agreement terminates March 21, 2000.

                             ACCESSPOINT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

Note G- Litigation

        In October 1997, the Company filed suit in Superior Court of the State of California County of Orange against Steven Son Van Le, an individual, SVL Holding Corporation, a corporation, Medical Center Hospital, Inc., a corporation, (collectively, "the Defendants") alleging breach of contract and breach of implied covenant of good faith and fair dealing, and demanding return of shares issued in advance for services to be rendered. The Defendants countersued also alleging breach of contract and breach of implied covenant of good faith and fair dealing. In September 1998 all parties agreed to a settlement agreement calling for mutual release and dismissal of both complaints upon performance by the Company. The settlement agreement requires the payment of thirty thousand dollars $(30,000) by the Company in exchange for the return of all shares aforementioned issued to the defendants. In 1999, the terms of this settlement agreement were fulfilled.

        In February 1999, the Company's subsidiary, PSI ("Defendant"), was sued by Cardservice International, Inc. ("Plaintiff") in the Superior Court of the State of California, County of Los Angeles for breach of contract and breach of implied covenant of good faith and fair dealing. In April 1999 Defendant cross-complained alleging breach of contract and related damages. In June 1999, Defendant settled both complaints by entering into a settlement agreement and mutual general release ("Agreement"). The Agreement calls for the payment by Defendant of $169,875 in order to bring all actions to a close. The terms of the Agreement call for the payment of $95,000 by June 15, 1999 and payments of $6,514 for twelve months. In 1999, the terms of the Agreement were satisfied. Pursuant to certain terms of the Agreement, Defendant is permanently enjoined and restrained from disclosing or disseminating to others or using for their own benefit the client lists of Plaintiff.

                             ACCESSPOINT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


Note H - Employee Stock Options and Benefit Plans

        In March 1999, the Company's stockholders approved the Accesspoint Corporation 1999 Stock Incentive Plan ("the Plan") which superseded and incorporated, in all respects, the Accesspoint Corporation 1997 Stock Option Plan. Under the Plan, incentive or non-statutory stock options may be granted to employees, directors, and consultants. The options, option prices, vesting provisions, dates of grant and number of shares granted under the plans are determined primarily by the Board of Directors or the committee authorized by the Board of Directors to administer such plans. The Plan also permits payment for options exercised in shares of the Company's common stock and the granting of incentive stock options.

        The Company applies APB 25 and related interpretations in accounting for its plans. Accordingly, compensation cost is recognized for the Plan in its results of operations in those instances wherein options were granted at a price below the prevailing market price on the date of grant. For the years ended December 31, 1999 and 1998, there were no instances of option grants, which would require the recognition of compensation expense. Outstanding options have 1- to 5-year terms.

        In 1999 and 1998, had the Company recorded a charge for the fair value of options granted consistent with SFAS 123, there would have been charges in the amounts of $669,846 and $19,980, respectively to net income. Assuming full dilution, the effect on net income per share would have been, $(.04) and $(.00) per share, respectively.

                             ACCESSPOINT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

Note H - Employee Stock Options and Benefit Plans (continued)

        The fair value of each option grant for the Company's plans is estimated on the date of the grant using the Black-Scholes option pricing model, with the following weighted average assumptions used for grants in 1999:

               Risk-free interest rate                           4.25%
               Expected option lives                             3.52 years
               Expected volatility                                 45%
               Expected dividend yield                            0.0%

A summary of the status of the Company stock option plans at December 31, 1999 as follows:


                                                           Weighted Average

(thousands of shares)                                   Shares      Exercise Price
Outstanding at beginning
of year                                                   1,369         $ 1.20
Granted                                                   4,239           1.73
Exercised                                                   -0-            N/A
Canceled                                                    -0-            N/A
                                                     ----------

Outstanding at year-end                                   5,608
                                                     ==========

Options exercisable at year-end                       2,244,435

        Weighted average fair value of options
        granted during the year                      $     1.39

        The following table summarizes information about fixed stock options outstanding at December 31, 1999.



                                            Weighted Average
                            Number             Remaining
Range of                 Outstanding            Years of
Exercise Prices          (thousands)        Contractual Life
---------------          -----------       ------------------
$ .35- .50                3,339,112             2.6 years
$3.00-3.99                2,113,334             4.6 years
$4.00-4.99                   10,000             4.5 years
$5.00-5.99                  143,600             4.9 years
$6.00                         2,050             4.5 years

                             ACCESSPOINT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998



Note I - Debt

        At December 31, 1999 and 1998, the Company had notes payable outstanding in the aggregate amount of $200,000 and $262,000, respectively . Payable as follows:


                                                     1999           1998
                                                   --------      ---------
Payable to a Trust of a related party,
9% per annum, Due on demand                        $100,000      $ 100,000

Payable to a Trust of a related party,
Variable interest (9.5% at December 31, 1998)
Due October 31, 1999                                    -0-         50,000

Payable to a Corporation, 20% per annum
Due October 31, 1999                                    -0-         60,000

Payable to a Trust of a related party,
12% per annum, Due on demand                            -0-         10,000

Payable to an Individual, 12% per annum,
Due August 10, 1999                                     -0-         25,000

Payable to a Corporation, 8% per annum,
Due December 6, 2002                                100,000            -0-
                                                   --------      ---------

Payable to an individual, no interest,
Due upon demand                                         -0-         17,000

               TOTAL                                200,000        262,000

        Less Current portion                        100,000       (262,000)
                                                   --------      ---------

               TOTAL (Less Current)                $100,000      $       0
                                                   ========      =========

                             ACCESSPOINT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998



Note J - Compensated Absences

        Employees can earn annual vacation leave at the rate of five (5) days per year for the first year. Upon completion of the first year of employment, employees can earn annual vacation leave at the rate of ten
        (10) days per year for years two through seven. Upon completion of the eighth year of employment, employees can earn annual vacation leave at the rate of fifteen (15) days per year. At termination, employees are paid for any accumulated annual vacation leave. As of December 31, 1999 and 1998 the total vacation liability totaled $23,123 and $5,835, respectively.

Note K - Subsequent Events

        Subsequent to the year ended December 31, 1999, the Company received a loan from a Corporation in the amount of $155,000, 8% per annum, due on demand, to be used for general operating purposes.

        Subsequent to the year ended December 31, 1999, the Company issued 81,000 shares of Common Stock to a Corporation, such shares were issued in accordance with Regulation S of the Securities Exchange Act of 1934, for consideration of $375,040.

Note L - Related Party Transactions

        Throughout the history of the Company, certain members of the Board of Directors, members of the immediate family of management, and general management have made loans to the Company to cover operating expenses or operating deficiencies.

Note M - Income Taxes

        Total Federal and State income tax expense for the years ended December 31, 1999 and 1998 amounted to $1,600 and $800, respectively. These represent the minimum annual tax liability under California tax code. No future benefit for the realization of an operating loss carry-forward, in the form of an asset, has been recognized due to the ongoing nature of the losses and the potential inability for the Company to ever realize their benefit. For the years ended December 31, 1999 and 1998, there is no difference between the federal statutory tax rate and the effective tax rate. At years ended December 31, 1999 and 1998 the Company had available net operating loss carry- forwards of $1,792,600 and $780,500 respectively, after adjusting for limitation, to be offset against future taxable income. The operating loss carry forwards will expire at various dates through the year 2014.

                             ACCESSPOINT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998



Note N - Fair Value of Financial Instruments

        The carrying amounts of cash and cash equivalents, accounts receivable, deposits and accounts payable approximate their fair value because of the short maturity of those instruments.

        The carrying amounts of the Company's long-term debt and capital lease obligations approximate their fair value because of the short maturity and/or interest rates which are comparable to those currently available to the Company on obligations with similar terms.

Note O - Going Concern

        The Company has suffered recurring losses and cash deficiencies. These issues may raise substantial concern about its ability to continue as a going concern.

        Management has prepared the following statement in order to address these and other concerns:

        The Company has made substantial investments in infrastructure to provide service to its currently growing and anticipated future customer base. The Company has made a substantial investment in fixed assets. These investments in infrastructure and fixed assets have in part contributed to the Company's losses and cash shortage.

        The company has experienced an increase in gross revenue for the year ended December 31, 1999 as compared to the year ended December 31, 1998 in excess of 80%. This increase is due in part to the Company's success in its marketing efforts. The Company acquired a bankcard services provider in 1999 as a wholly owned subsidiary. The Company anticipates that this combined business interest will provide a synergistic opportunity for business expansion and increased revenues in the first full year of combination. Accordingly, the Company feels that it will be able to increase revenues in 2000.

        In the near term, the Company is currently engaged in substantial capital formation efforts. The Company is in discussions for the placement of a combination of debt or equity in an amount or amounts sufficient to fund the amount or amounts of the Company's projected deficits in the current year.

To the Board of Directors
Accesspoint Corporation




        We have compiled the accompanying condensed consolidated pro forma balance sheet of Accesspoint Corporation and JSJ Capital III, Inc. as of December 31, 1999 and the related condensed consolidated statement of operations and retained earnings for the year then ended.


        The accompanying presentation and this report were prepared solely for the purpose of inclusion in the Company's filing of Form 8K with the Securities and Exchange Commission and should not be used for any other purpose.


        A compilation is limited to presenting in the form of pro forma financial statement information that is the representation of management and does not include evaluation of the support for the assumptions underlying the pro forma transactions. We have not examined the accompanying pro forma financial statements and, accordingly, do not express an opinion or any other form of assurance on them.






April 11, 2000
Los Angeles, California

                             ACCESSPOINT CORPORATION

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                               DECEMBER 31, 1999


                                                       ASSETS


                                                   Accesspoint       JSJ Capital        Pro Forma        Pro Forma
                                                                                       Adjustments        Combined
                                                   -----------       -----------       -----------       -----------
Current Assets
        Cash and cash equivalents                  $    54,348       $        30                         $    54,378
        Accounts receivable, net                       560,845                 0                         $   560,845
        Inventory                                       14,007                 0                         $    14,007
        Other receivables                                  731                 0                         $       731
        Prepaid expenses                                18,579                 0                         $    18,579
                                                   -----------       -----------       -----------       -----------
               Total Current Assets                    648,510                30                 0           648,540
                                                   -----------       -----------       -----------       -----------
Fixed Assets

        Furniture and equipment (net)                  452,259                 0                         $   452,259
                                                   -----------       -----------       -----------       -----------

               Total Fixed Assets                      452,259                 0                 0       $   452,259
                                                   -----------       -----------       -----------       -----------
Other Assets

        Deposits                                        29,856                 0                         $    29,856
        Intangibles, net                                 2,481                 0                         $     2,481
                                                   -----------       -----------       -----------       -----------
                Total Other Assets                      32,337                 0                 0       $    32,337
                                                   -----------       -----------       -----------       -----------
        Total Assets                               $ 1,133,106       $        30       $         0       $ 1,133,136
                                                   ===========       ===========       ===========       ===========

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
        Accounts payable and accrued expenses      $   646,011       $         0                         $   646,011
        Deferred compensation                          155,720                 0                             155,720
        Deferred revenue                                 7,854                 0                               7,854
        Current portion, capitalized leases            125,737                 0                             125,737
        Current portion, notes payable                 100,000             7,500                             107,500
                                                   -----------       -----------       -----------       -----------
        Total Current Liabilities                    1,035,322             7,500                 0         1,042,822
                                                   -----------       -----------       -----------       -----------
Capital Lease obligations,
    net of current portion                             278,925                 0                             278,925
Notes payable, net of current portion                  100,000                 0                             100,000
                                                   -----------       -----------       -----------       -----------
        Total Liabilities                            1,414,247             7,500                 0         1,421,747
                                                   -----------       -----------       -----------       -----------
Stockholders' Equity


Common stock, $.001 par value, 20,000,000
        shares authorized, 14,832,000
         issued and outstanding                         14,832                67               (67)           14,832
        Additional paid in capital                   2,315,265               233              (233)        2,315,265
        Retained deficit                            (2,611,238)           (1,770)              300        (2,612,708)
                                                   -----------       -----------       -----------       -----------
        Total Stockholders' Equity                    (281,141)           (1,470)                0          (282,611)
                                                   -----------       -----------       -----------       -----------
        Total Liabilities and Stockholders'
         Equity                                     $ 1,133,106       $     6,030       $         0       $ 1,139,136
                                                   ===========       ===========       ===========       ===========

                             ACCESSPOINT CORPORATION

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1999



                                                    Accesspoint        JSJ Capital         Pro Forma          Pro Forma
                                                                                          Adjustments         Combined
                                                    ------------       ------------       ------------       ------------
Sales, net                                          $  2,479,770       $          0       $          0       $  2,479,770

Cost of sales                                            426,902                  0                               426,902
                                                    ------------       ------------       ------------       ------------

        Gross profit                                   2,052,868                  0                  0          2,052,868

Selling expenses                                         603,461                  0                               603,461

General and administrative expenses                    3,040,174              1,500                             3,041,674

        Income (loss) from operations                 (1,590,767)            (1,500)                 0         (1,592,267)
                                                    ------------       ------------       ------------       ------------
Other (Income) Expense

        Interest income                                   (8,269)                 0                                (8,269)
        Interest expense                                  80,872                  0                                80,872
                                                    ------------       ------------       ------------       ------------
        Total Other (Income) Expense                      72,603                  0                  0             72,603
                                                    ------------       ------------       ------------       ------------
        Income (loss)  before extraordinary
             expense and income taxes                 (1,663,370)            (1,500)                 0         (1,664,870)

Extraordinary expense, net of income
tax effect of $0

        Legal settlement                                 169,875                  0                  0            169,875
                                                    ------------       ------------       ------------       ------------
        Income (loss) before income taxes             (1,833,245)            (1,500)                 0         (1,834,745)

Provison for income taxes                                  1,600                  0                  0              1,600
                                                    ------------       ------------       ------------       ------------
        Net income (loss)                           $ (1,834,845)      $     (1,500)      $          0       $ (1,836,345)
                                                    ============       ============       ============       ============

        Net loss per share (basic and diluted)

             Basic                                  $      (0.12)      $      (0.00)      $       0.00       $      (0.12)
             Diluted                                $      (0.12)      $      (0.00)      $       0.00       $      (0.12)

        Weighted average number of shares

             Basic                                    14,704,000            672,000           (672,000)        14,704,000
             Diluted                                  14,704,000            672,000           (672,000)        14,704,000

        Extraordinary expense per share

             Basic                                  $       0.01       $       0.00       $       0.00       $       0.01
             Diluted                                $       0.01       $       0.00       $       0.00       $       0.01

                             ACCESSPOINT CORPORATION
   NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                DECEMBER 31, 1999


Note A - Pro Forma Financial Information


        The following pro forma adjustments reflect Accesspoint Corporation's purchase of JSJ Capital III, Inc. as if the transaction had occurred as of December 31, 1999.


        Operations of JSJ Capital III, Inc. for the two months ended December 31, 1999 are included in the pro forma financial statements. Its last fiscal audit was completed as of October 31, 1999. Pro forma balance sheets of each company are included as of December 31, 1999.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Accesspoint Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



Date:   April 17, 2000                  By: /s/ James W. Bentley III
                                           ---------------------------------
                                           James W. Bentley III,
                                           President and Director




                                        By: /s/ Tom M. Djokovich
                                           ----------------------------------
                                           Tom M. Djokovich,
                                           Chief Executive Officer, Secretary
                                           and Director

                                 EXHIBIT INDEX


Exhibit No.     Description
-----------     --------------
10.1            Articles of Merger
10.2            Agreement and Plan of Merger